As filed pursuant to Rule 424(b)(2)
Under the Securities Act of 1933
Registration No. 333-176930

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share, including related preferred stock purchase rights(1)	7,986,111(2)	$18.00	$143,749,998	$18,515.00(3)

(1)	Each share of Common Stock is associated with a preferred stock purchase right under the Rights Agreement, dated January 22, 2009, between the company and Computershare Inc. (as successor to Mellon Investor Services LLC), as rights agent. Such rights are not exercisable and do not trade separately from the Common Stock until the occurrence of certain events specified in the Rights Agreement. The value attributable to these rights, if any, is reflected in the value of the Common Stock, and, accordingly, no separate fee is paid.

(2)	Equals the aggregate number of shares of Common Stock to be registered hereunder and includes 1,041,666 shares of Common Stock that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares of Common Stock.

(3)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 20, 2011

6,944,445 Shares

Common Stock

We are offering 6,944,445 shares of our common stock, par value $1.00 per share, pursuant to this prospectus supplement. We have granted the underwriters an option, exercisable for up to 30 days from the date of this prospectus supplement, to purchase up to an additional 1,041,666 shares of our common stock. Our common stock is traded on the New York Stock Exchange under the ticker symbol “KBH.” On March 18, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $17.68 per share.

Concurrently with this offering, under a separate prospectus supplement, we are offering $400.0 million in aggregate principal amount of our 4.75% Senior Notes due 2019. The closing of this offering of our common stock is not conditioned upon the closing of the concurrent offering of notes, and the closing of the concurrent offering of notes is not conditioned upon the closing of this offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$18.00	$125,000,010
Underwriting Discount	$0.81	$5,625,000
Proceeds to KB Home (before estimated expenses)	$17.19	$119,375,010

Delivery of the shares is expected to be made to investors through the book-entry facilities of The Depository Trust Company on or about March 25, 2014.

Joint Book-Running Managers

Citigroup	Credit Suisse	BofA Merrill Lynch	Deutsche Bank Securities

The date of this prospectus supplement is March 20, 2014.

Prospectus Supplement

Prospectus

We are responsible for the information contained and incorporated or deemed incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the SEC. Neither we nor any of the underwriters have authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such filed free writing prospectus may be used only for the purposes for which they have been prepared, in each case as set forth herein or therein. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated or deemed incorporated by reference in this prospectus supplement, the accompanying prospectus, any such filed free writing prospectus and the documents incorporated or deemed incorporated by reference herein and therein is accurate only as of its respective date or the date that is specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

When this prospectus supplement uses the words “KB Home,” “we,” “us,” and “our,” they refer to KB Home, a Delaware corporation, and its subsidiaries unless otherwise stated or the context otherwise requires.

Our fiscal year ends on November 30. In 2014, our first fiscal quarter ended on February 28. When this prospectus supplement refers to particular years or quarters in connection with the discussion of our results of operations or financial condition, those references mean the relevant fiscal years and fiscal quarters, unless otherwise stated.

We are one of the largest homebuilding companies in the United States. When we refer in this prospectus supplement or accompanying prospectus or in the documents incorporated or deemed incorporated by reference herein or therein to “homes” or “units,” we mean single-family residences, which include detached and attached single-family homes, townhomes and condominiums, and references to our homebuilding revenues and similar

S-i

references refer to revenues derived from sales of single-family residences, in each case unless otherwise expressly stated or the context otherwise requires.

The information in this prospectus supplement and accompanying prospectus and in the documents incorporated or deemed incorporated by reference herein or therein concerning the housing market, the homebuilding industry, our market share or our size relative to other homebuilders and similar matters is derived principally from publicly available information and from industry sources. Although we believe that this publicly available information and the information provided by these industry sources is reliable, we have not independently verified any of this information and we cannot assure you of its accuracy.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following is a brief summary of the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein. It does not contain all of the information that may be important to you. You should read carefully this prospectus supplement (including “Recent Results” below), the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein, including the “Risk Factors” and the financial statements and the related notes included elsewhere or incorporated by reference herein or therein, before making a decision with respect to an investment in our common stock. Unless the context otherwise requires, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of common stock.

KB HOME

We are one of the largest and most recognized homebuilding companies in the United States, with operating divisions in the following regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado and Texas; and Southeast—Florida, Maryland, North Carolina and Virginia. Founded in 1957, we are listed on the New York Stock Exchange under the ticker symbol “KBH.” We are incorporated in Delaware. Our principal executive offices are located at 10990 Wilshire Boulevard, Los Angeles, California 90024. Our telephone number is (310) 231-4000.

RECENT RESULTS

On March 19, 2014, we announced our earnings for the first fiscal quarter of 2014, which ended February 28, 2014. We anticipate filing our Quarterly Report on Form 10-Q for the first quarter on or about April 9, 2014.

The following unaudited consolidated financial information for the quarter ended February 28, 2014 was prepared in accordance with accounting principles generally accepted in the United States for interim financial information and otherwise in a manner consistent with our audited consolidated financial statements. In our opinion, the following unaudited consolidated financial information contains all adjustments (consisting only of normal recurring accruals) necessary to present fairly the results of our consolidated operations for the three months ended February 28, 2014 and 2013. The results of our consolidated operations set forth below for the three months ended February 28, 2014 are not necessarily indicative of the results to be expected for the full year due to seasonal variations in operating results and other factors.

Results of Operations

Revenues. Total revenues of $450.7 million for the three months ended February 28, 2014 grew 11% from $405.2 million for the year-earlier quarter, primarily on higher housing revenues. Homebuilding revenues increased 45%, 18% and 63% in our Southwest, Central and Southeast homebuilding regions, respectively, partly offset by a decrease of 12% in our West Coast homebuilding region. The year-over-year increase in total revenues reflects a small decline in the number of homes we delivered that was more than offset by an increase in the overall average selling price of those homes.

•

Homes Delivered. We delivered 1,442 homes in the first quarter of 2014, compared to 1,485 homes delivered in the year-earlier quarter, due to a decrease in the number of homes delivered in our West Coast homebuilding region that was mostly offset by increases in our other three homebuilding regions.

•

Average Selling Price. The overall average selling price of homes delivered rose 12% to $305,200 in the first quarter of 2014 from $271,300 in the year-earlier quarter. Average selling prices were higher in all four of our homebuilding regions compared to the year-earlier quarter.

Our total revenues included financial services revenues of $2.4 million for both the three months ended February 28, 2014 and 2013. We also had revenues of $8.1 million from land sales in the 2014 first quarter. We had no land sales in the 2013 first quarter.

Operating Income. We generated homebuilding operating income of $17.7 million for the three months ended February 28, 2014, an improvement of $17.2 million from the $.5 million generated in the year-earlier quarter. The year-over-year improvement primarily reflected higher housing and land sale gross profits in the first quarter of 2014, partly offset by higher selling, general and administrative expenses.

•

Housing Gross Profits. Housing gross profits of $78.0 million for the three months ended February 28, 2014 increased by $18.4 million from $59.6 million for the year-earlier period. Our housing gross profit margin improved by 290 basis points to 17.7% in the current quarter from 14.8% in the first quarter of 2013.

•

Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased by $2.2 million to $61.3 million for the three months ended February 28, 2014 from $59.1 million for the year-earlier period, reflecting, among other things, higher housing revenues in the current period. As a percentage of housing revenues, selling, general and administrative expenses improved by 80 basis points to 13.9% for the three months ended February 28, 2014 from 14.7% for the year-earlier period.

Net Income (Loss). Net income increased to $10.6 million, or $.12 per diluted share, for the three months ended February 28, 2014, compared to a net loss of $12.5 million, or $.16 per diluted share, for the first quarter of 2013, mainly due to higher revenues, expanded housing gross profit margin and improved selling, general and administrative expense ratio. The 2014 first quarter included a gain of $3.2 million on the sale of our interest in an unconsolidated joint venture.

Cash, Cash Equivalents and Restricted Cash. Our cash, cash equivalents and restricted cash totaled $345.4 million at February 28, 2014, compared to $572.0 million at November 30, 2013. Of our total cash, cash equivalents and restricted cash at February 28, 2014 and November 30, 2013, $303.3 million and $530.1 million, respectively, was unrestricted. The decrease in our total cash, cash equivalents and restricted cash was mainly due to investments in land and land development that drove our inventories higher at February 28, 2014 compared to the November 30, 2013 level.

Inventories. Inventories increased to $2.63 billion at February 28, 2014 from $2.30 billion at November 30, 2013 as a result of our investments in land and land development in the current quarter and a distribution of 549 acres, or $70.6 million, of land to us from Inspirada Builders, LLC, our unconsolidated joint venture in Las Vegas, Nevada. Land and land development investments totaled $354.3 million for the three months ended February 28, 2014. The number of lots owned or controlled at February 28, 2014 was 57,438 compared to 61,095 at November 30, 2013.

Debt. Our debt balance was $2.18 billion at February 28, 2014, compared to $2.15 billion at November 30, 2013. We had no borrowings outstanding under our $200 million unsecured revolving credit facility as of February 28, 2014.

Stockholders’ Equity. Our stockholders’ equity increased to $546.3 million at February 28, 2014 from $536.1 million at November 30, 2013, reflecting net income in the 2014 first quarter.

Net Orders and Backlog. Net orders from our homebuilding operations increased 6% to 1,765 in the first quarter of 2014 from 1,671 in the year-earlier quarter, reflecting a rise in our community count. Our average community count during our 2014 first quarter was 190, up 10% from the average community count in the same period of the prior year. Reflecting higher average selling prices in each of our homebuilding regions, the value of the net orders we generated in the first quarter of 2014 increased 18% to $600.2 million from $506.8 million in the year-earlier quarter. Each of our homebuilding regions generated year-over-year increases in net order value, with increases ranging from 11% in our Southwest region to 27% in our Central region. Our first quarter cancellation rate as a percentage of gross orders improved to 30% in 2014 from 32% in 2013.

Our backlog at February 28, 2014 was comprised of 2,880 homes, representing potential future housing revenues of $851.6 million, compared to a backlog of 2,763 homes, representing potential future housing revenues of $703.9 million, at February 28, 2013. The number of homes in our backlog increased 4% year over year, primarily due to the 6% year-over-year increase in our first quarter 2014 net orders. The potential future housing revenues in our backlog at February 28, 2014 rose 21% from February 28, 2013, reflecting both the increased number of homes in our backlog and a higher average selling price.

Financial Statements and Supplemental Information

The following tables set forth certain selected consolidated statements of operations and balance sheet data for the period ended and as of February 28, 2014 and the comparative periods and dates described therein, as well as certain supplemental information:

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended February 28, 2014 and 2013

(In Thousands, Except Per Share Amounts—Unaudited)

	Three Months Ended February 28,
	2014	2013
Total revenues	$450,687	$405,219

Homebuilding:
Revenues	$448,267	$402,816
Costs and expenses	(430,548)	(402,362)

Operating income	17,719	454
Interest income	168	204
Interest expense	(11,276)	(15,240)
Equity in income (loss) of unconsolidated joint ventures	2,590	(435)

Homebuilding pretax income (loss)	9,201	(15,017)

Financial services:
Revenues	2,420	2,403
Expenses	(852)	(835)
Equity in income (loss) of unconsolidated joint ventures	(6)	1,091

Financial services pretax income	1,562	2,659

Total pretax income (loss)	10,763	(12,358)
Income tax expense	(200)	(100)

Net income (loss)	$10,563	$(12,458)

Earnings (loss) per share:
Basic	$.13	$(.16)

Diluted	$.12	$(.16)

Weighted average shares outstanding:
Basic	83,745	79,401

Diluted	93,946	79,401

CONSOLIDATED BALANCE SHEETS

(In Thousands—Unaudited)

	February 28, 2014	November 30, 2013
Assets
Homebuilding:
Cash and cash equivalents	$303,269	$530,095
Restricted cash	42,083	41,906
Receivables	87,355	75,749
Inventories	2,634,944	2,298,577
Investments in unconsolidated joint ventures	60,648	130,192
Other assets	110,487	107,076

	3,238,786	3,183,595
Financial services	9,386	10,040

Total assets	$3,248,172	$3,193,635

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$138,213	$148,282
Accrued expenses and other liabilities	386,085	356,176
Mortgages and notes payable	2,175,190	2,150,498

	2,699,488	2,654,956
Financial services	2,350	2,593
Stockholders’ equity	546,334	536,086

Total liabilities and stockholders’ equity	$3,248,172	$3,193,635

SUPPLEMENTAL INFORMATION

For the Three Months Ended February 28, 2014 and 2013

(In Thousands—Unaudited)

	Three Months Ended February 28,
	2014	2013
Homebuilding revenues:
Housing	$440,127	$402,816
Land	8,140	—

Total	$448,267	$402,816

	Three Months Ended February 28,
	2014	2013
Costs and expenses:
Construction and land costs
Housing	$362,106	$343,265
Land	7,168	—

Subtotal	369,274	343,265
Selling, general and administrative expenses	61,274	59,097

Total	$430,548	$402,362

	Three Months Ended February 28,
	2014	2013
Interest expense:
Interest incurred	$39,280	$33,422
Interest capitalized	(28,004)	(18,182)

Total	$11,276	$15,240

	Three Months Ended February 28,
	2014	2013
Other information:
Depreciation and amortization	$2,067	$1,436
Amortization of previously capitalized interest	17,485	18,705

SUPPLEMENTAL INFORMATION

For the Three Months Ended February 28, 2014 and 2013

(Unaudited)

	Three Months Ended February 28,
	2014	2013
Average sales price:
West Coast	$525,200	$404,900
Southwest	286,400	227,400
Central	210,400	186,500
Southeast	256,300	220,300

Total	$305,200	$271,300

	Three Months Ended February 28,
	2014	2013
Homes delivered:
West Coast	346	509
Southwest	161	140
Central	595	571
Southeast	340	265

Total	1,442	1,485

	Three Months—Units		Three Months—Value
	2014	2013	2014	2013
Net orders (dollars in thousands):
West Coast	506	530	$299,283	$261,342
Southwest	181	199	48,388	43,706
Central	757	653	168,973	133,492
Southeast	321	289	83,528	68,263

Total	1,765	1,671	$600,172	$506,803

	February 28, 2014		February 28, 2013
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data (dollars in thousands):
West Coast	580	$328,676	705	$287,970
Southwest	208	57,648	242	54,604
Central	1,510	320,926	1,231	235,759
Southeast	582	144,303	585	125,560

Total	2,880	$851,553	2,763	$703,893

CONCURRENT NOTES OFFERING

Concurrently with this offering of common stock, under a separate prospectus supplement, we are offering $400.0 million in aggregate principal amount of our 4.75% Senior Notes due 2019 in an underwritten public offering, which we refer to herein as the “notes offering.” The closing of this offering of our common stock is not conditioned upon the closing of the concurrent notes offering, and the closing of the concurrent notes offering is not conditioned upon the closing of this offering. The foregoing description and other information regarding the notes offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or a solicitation of an offer to buy, any notes in the notes offering, and no part of the notes offering is incorporated by reference in this prospectus supplement.

OFFERING SUMMARY

The summary below contains basic information about this offering and our common stock. It may not contain all of the information that is important to you. You should read this entire prospectus supplement and accompanying prospectus carefully, including “Description of Capital Stock” in the accompanying prospectus, before making an investment in our common stock. In this section, “KB Home,” “we,” “our,” and “us” mean KB Home excluding our subsidiaries, unless otherwise stated or the context requires.

Issuer	KB Home, a Delaware corporation.

Common Stock Offered(1)	6,944,445 shares of common stock, plus up to an additional 1,041,666 shares if the underwriters’ option to purchase additional shares is exercised in full.

Common Stock Outstanding Immediately Following This Offering(2)	90,688,973 shares of common stock (91,730,639 shares of common stock if the underwriters’ option to purchase additional shares is exercised in full).

Dividends	In our 2013 fiscal year, we paid total cash dividends of $.10 per share. Our most recent quarterly dividend paid in February 2014 was $.025 per share. The declaration and payment of cash dividends on shares of our common stock, whether at current levels or at all, are at the discretion of our board of directors, and depend upon, among other things, our expected future earnings, cash flows, capital requirements, debt structure and adjustments thereto, operational and financial investment strategy and general financial condition, as well as general business conditions. See “Price Range of Common Stock and Dividend Policy” in this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $118.9 million (or approximately $136.8 million if the underwriters’ option to purchase additional shares is exercised in full). We estimate that the net proceeds from the concurrent notes offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $394.4 million. The closing of this offering of our common stock is not conditioned upon the closing of the concurrent notes offering, and the closing of the concurrent notes offering is not conditioned upon the closing of this offering.

We intend to use the net proceeds from this offering together with the net proceeds of the concurrent notes offering, if consummated, for general corporate purposes, including without limitation land acquisition and land development. See “Use of Proceeds” in this prospectus supplement.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the ticker symbol “KBH.”

Ownership Limitations	At November 30, 2013, we had deferred tax assets, net of deferred tax liabilities, totaling $859.4 million against which we have provided a full valuation allowance. The benefit of these deferred tax assets, among other things, would be reduced or eliminated if we experience an “ownership change,” as determined under Internal Revenue Code Section 382. In 2009, we amended our restated certificate of incorporation and adopted our stockholder rights plan in order to block or deter transfers of our common stock that could result in an ownership change. Although these measures do not guarantee complete protection against an ownership change, the combined effect of our certificate of incorporation and stockholder rights plan may be to limit your ability to, directly or indirectly, purchase shares of our common stock in this offering or the extent to which you can, directly or indirectly, make acquisitions or dispositions of our common stock in the future. See “Risk Factors—Risk Factors Relating to Our Common Stock—Our certificate of incorporation and stockholder rights plan may limit the extent to which you can, directly or indirectly, purchase our common stock in this offering or acquire or dispose of our common stock in the future, and our net operating loss carryforwards could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code” in this prospectus supplement.

Concurrent Notes Offering	Concurrently with this offering of our common stock, under a separate prospectus supplement, we are offering $400.0 million in aggregate principal amount of our 4.75% Senior Notes due 2019 in an underwritten public offering. The closing of this offering of our common stock is not conditioned upon the closing of the concurrent notes offering, and the closing of the concurrent notes offering is not conditioned upon the closing of this offering. See “Prospectus Supplement Summary—Concurrent Notes Offering” in this prospectus supplement.

Risk Factors	You should carefully review the information in this prospectus supplement under the caption “Risk Factors,” as well as the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein, in evaluating an investment in shares of our common stock.

(1)	Unless otherwise stated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.
(2)	The number of shares outstanding immediately following the offering is based on the number of shares of common stock outstanding on March 18, 2014, and excludes as of such date:

•	10,501,844 shares of common stock held by our grantor stock ownership trust;

•	10,526,991 shares of common stock issuable upon the exercise of outstanding options, of which 9,414,988 options are immediately exercisable at a weighted average price of $22.24; and

•	up to 770,098 shares of common stock that may be granted under outstanding performance stock units if and to the extent such units vest upon the achievement of certain performance goals.

FORWARD-LOOKING STATEMENTS

You are cautioned that certain statements contained or incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” and similar expressions constitute forward-looking statements. In addition, any statements that we may make or provide concerning future financial or operating performance (including, without limitation, future revenues, community count, homes delivered, net orders, selling prices, sales pace per new home community, expenses, expense ratios, housing gross profit margins, earnings or earnings per share, or growth or growth rates), future market conditions, future interest rates, and other economic conditions, ongoing business strategies or prospects, future dividends and changes in dividend levels, the value of our backlog (including amounts that we expect to realize upon delivery of homes included in our backlog and the timing of those deliveries), the value of our net orders, potential future asset acquisitions and the impact of completed acquisitions, future share issuances or repurchases, future debt issuances, repurchases or redemptions and possible future actions are also forward-looking statements. Forward-looking statements are based on our current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our operations, economic and market factors, and the homebuilding industry, among other things. These statements are not guarantees of future performance, and we have no specific policy or intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; adverse market conditions, including an increased supply of unsold homes, declining home prices and greater foreclosure and short sale activity, among other things, that could negatively affect our consolidated financial statements, including due to additional impairment or land option contract abandonment charges, lower revenues and operating and other losses; conditions in the capital, credit and financial markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level, maturity schedule and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or project financing, on favorable terms; our compliance with the terms and covenants of our revolving credit facility; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and resale homes, including lenders and other sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and real estate taxes, tax exemptions for profits on home sales, programs intended to modify existing mortgage loans and to prevent mortgage foreclosures and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government sponsored enterprises and government agencies), the homebuilding industry, or construction activities; decisions regarding federal fiscal and monetary policies, including those relating to taxation, government spending, interest rates and economic stimulus measures; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred, including our warranty claims and costs experience at certain of our communities in Florida; legal or regulatory proceedings or claims; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives with respect to product, geographic and market positioning (including our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count, open additional new home communities for sales and sell higher-priced homes and more design options, and our operational and investment concentration in markets in California), revenue growth, asset optimization (including by effectively balancing home sales prices and sales pace in our new home communities), asset activation, local field management and talent investment, and overhead reduction and cost management; consumer traffic to our new home communities and consumer interest in our product designs and offerings, particularly higher-income consumers; cancellations and our ability to realize our backlog by converting net orders to home deliveries; our home sales and delivery performance, particularly in key markets in California; the manner in which our homebuyers are offered and whether they are able to obtain residential consumer mortgage loans and mortgage banking services, including from our preferred mortgage lender, Nationstar Mortgage LLC (“Nationstar”); the performance of Nationstar as our preferred mortgage lender; the ability of Home Community Mortgage to become operational in all of our served markets, and its performance upon becoming operational; information technology failures and data security breaches; the possibility that the proposed offer and sale of our common stock will not close timely, or at all; the possibility that the proposed concurrent offer and sale of notes will not close timely, or at all; and other events outside of our control. See our Annual Report on Form 10-K for the fiscal year ended November 30, 2013 and our other filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks and uncertainties described below before investing in our common stock, as well as the risks and uncertainties described elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. The following important factors could adversely impact our homebuilding and financial services operations, and our consolidated financial statements. These factors could cause our actual results to differ materially from the forward-looking and other statements that we make in this prospectus supplement and the accompanying prospectus, and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. However, these are not the only risks and uncertainties that we face. The market or trading price of our common stock could decline due to any of these risks or uncertainties, and you may lose all or part of your investment. You are also cautioned that some of the statements contained or incorporated by reference in this prospectus supplement and accompanying prospectus are “forward-looking statements” and are subject to risks, uncertainties and assumptions. See “Forward-Looking Statements” in this prospectus supplement.

Risk Factors Relating to KB Home

For a discussion of risks and uncertainties relating to KB Home and our business, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors Relating to Our Common Stock

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are offering 6,944,445 shares of our common stock, or 7,986,111 shares of common stock if the underwriters’ option to purchase additional shares is exercised in full. Except as described under “Underwriting,” we are not restricted from publicly or privately issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, in whole or in part, common stock. The issuance of additional shares of our common stock in this offering, or other issuances of our common stock or convertible or other equity-linked securities, will dilute the ownership interest of our common stockholders.

The price of our common stock could be affected by possible sales of our common stock by investors who are concerned about the dilution of their ownership interests as a result of this offering. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market, or any hedging or arbitrage trading activity involving our common stock, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which may be senior to our common stock for purposes of liquidating and dividend distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making public or private offerings of debt securities (such as the concurrent notes offering) or additional offerings of equity securities. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. In addition, our board of directors may create a series of preferred stock with liquidating and dividend distribution rights preferential to our common stock. If issued, such preferred stock could limit our ability to make such distributions to the holders of our common stock. Because our decision to publicly or privately issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings of debt and/or equity securities could reduce the market price of our common stock.

The market price of our common stock may fluctuate widely.

The market price of our common stock has historically experienced fluctuations and is likely to continue to be volatile and subject to significant price and volume fluctuations in the future in response to a number of factors (in addition to those described in the section of this prospectus supplement entitled “Forward-Looking Statements” and in our Annual Report on Form 10-K for the fiscal year ended November 30, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus), including:

•	our perceived prospects and the prospects of the homebuilding industry in general;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	fluctuations in our results of operations between various periods;

•	changes in analysts’ recommendations or projections;

•	changes in general valuations for homebuilding companies;

•	changes in government policies, including changes in tax policies;

•	changes in general economic or market conditions; and

•	broad market fluctuations.

In addition, the recent economic, political and market conditions, both in the United States and globally, including the 2007-2009 national recession and subsequent slow recovery, credit market disruptions and other similar factors have contributed to significant instability in the United States and in other global financial equity markets, and the potential effect of these and other factors on economic growth may contribute to continued instability, both in general and for our homebuilding and financial services businesses in particular. Moreover, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance, including ours. Therefore, these broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating results. Any of these factors could have a material adverse effect on your investment in our common stock. As a result, you could lose some or all of your investment.

Our certificate of incorporation and stockholder rights plan may limit the extent to which you can, directly or indirectly, purchase our common stock in this offering or acquire or dispose of our common stock in the future, and our net operating loss carryforwards could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code.

Since the end of our 2007 fiscal year, we have generated significant net operating losses (“NOL”), and we may generate additional NOL in 2014. Under federal tax laws, we can use our NOL (and certain related tax credits) to reduce our future taxable income for up to 20 years, after which they expire for such purposes. In 2013, we were able to use a portion of our deferred tax assets to offset the taxable income we generated for the year. Until they expire, we can carry forward our NOL (and certain related tax credits) that we do not use in any particular year to reduce our taxable income in future years, and we have recorded a valuation allowance against our net deferred tax assets that include the NOL (and certain related tax credits) that we have generated but have not yet realized. At November 30, 2013, we had deferred tax assets, net of deferred tax liabilities, totaling $859.4 million against which we have provided a full valuation allowance. Our ability to realize our net deferred tax assets is based on the extent to which we generate sustained profits, and we cannot provide any assurances as to when and to what extent we will generate sufficient future taxable income to realize our net deferred tax assets, whether in whole or in part. For further information, you should review “Item 1A. Risk Factors—We may not realize our deferred income tax assets. In addition, our net operating loss carryforwards could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code,” appearing in our Annual Report on Form 10-K for the fiscal year ended November 30, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

The benefits of our NOL, built-in losses and tax credits would be reduced or eliminated if we experience an “ownership change,” as determined under Internal Revenue Code Section 382 (“Section 382”). A Section 382 ownership change occurs if a stockholder or a group of stockholders who are deemed to own at least 5% of our common stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If an ownership change were to occur, Section 382 would impose an annual limit on the amount of NOL we could use to reduce our taxable income equal to the product of the total value of our outstanding equity immediately prior to the ownership change (reduced by certain items specified in Section 382) and the federal long-term tax-exempt interest rate in effect for the month of the ownership change. A number of complex rules apply in calculating this annual limit. While the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly-traded stock make it difficult to determine whether an ownership change has occurred, we currently believe that an ownership change has not occurred. However, this offering and any future issuances or sales of our stock would make it more likely that an ownership change might occur in the future. Although our 2009 amendment to our restated certificate of incorporation and our 2009 rights plan, both described below, are designed to block or deter transfers of our common stock that could result in an ownership change, these measures cannot guarantee complete protection against an ownership change and it remains possible that one may occur. If an ownership change were to occur, the annual limit Section 382 may impose could result in a material amount of our NOL expiring unused. This would significantly impair the value of our NOL and, as a result, have a negative impact on our consolidated financial statements.

In 2009, our stockholders approved an amendment to our restated certificate of incorporation that is designed to block transfers of our common stock that could result in an ownership change, and a rights plan pursuant to which we have issued certain stock purchase rights with terms designed to deter transfers of our common stock that could result in an ownership change. See “Description of Capital Stock—Stockholder Rights Plan” and “Description of Capital Stock—Article Ninth of Our Restated Certificate of Incorporation” in the accompanying prospectus. The amendment to our restated certificate of incorporation contains provisions designed to restrict direct and indirect transfers of our common stock if such transfers will affect the percentage of stock owned by any stockholder or relevant group of stockholders who are deemed to own at least 5% or more of our common stock under Section 382, including transfers where the effect would be to increase the direct or indirect ownership of our common stock by any person or relevant group from less than 5% to 5% or more, and transfers where the effect would be to increase the percentage of our common stock owned directly or indirectly by a person or relevant group owning or deemed to own 5% or more of our common stock. Subject to certain conditions, our certificate of incorporation also prohibits any person or relevant group deemed to own 5% or more of our common stock from disposing of any shares of our common stock without the express consent of our board of directors.

We also have a rights agreement, dated as of January 22, 2009, between us and Computershare Inc. (as successor to Mellon Investor Services LLC), as rights agent, which we refer to herein as our “stockholder rights plan,” that contains provisions designed to deter transfers of our common stock that could result in an ownership change. Subject to the terms, provisions and conditions of our stockholder rights plan, each share of our outstanding common stock includes a right that initially represents the right to purchase from us 1/100th of a share of our Series A Participating Cumulative Preferred Stock for a purchase price of $85.00. If issued, each fractional share of preferred stock would generally give a stockholder approximately the same dividend, voting and liquidation rights as does one share of our common stock. Prior to exercise, a right does not give its holder any rights as a stockholder, including without limitation any dividend, voting or liquidation rights. The rights will become exercisable upon the earlier of (i) 10 calendar days after a public announcement by us that a person or group has become an Acquiring Person (as defined under our stockholder rights plan), and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group if upon consummation of the offer the person or group would beneficially own 4.9% or more of our outstanding common stock. Our stockholder rights plan has been filed with and is publicly available at or from the SEC. See “Where You Can Find More Information” in the accompanying prospectus.

The combined effect of our certificate of incorporation and stockholder rights plan may be to limit the number of shares you can, directly or indirectly, purchase in this offering or the extent to which you can, directly or indirectly, make acquisitions or dispositions of our common stock in the future.

U.S. federal income tax may be imposed on non-U.S. holders on any gain on a sale, redemption or other disposition of shares of our common stock if our company is a “United States real property holding corporation.”

Our company has not determined whether it is a “United States real property holding corporation” for U.S. federal income tax purposes. If our company is a “United States real property holding corporation,” non-U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations Applicable to Non-U.S. Holders” in this prospectus supplement) may be subject to tax (including withholding tax) upon a sale or disposition of our common stock, if (i) our common stock is not regularly traded on an established securities market, or (ii) our common stock is regularly traded on an established securities market, and the non-U.S. holder actually or constructively holds (or within the last five years has held) common stock with a fair market value on the relevant date of determination that is greater than 5% of the total fair market value of our common stock on such date. See “Certain U.S. Federal Income Tax Considerations Applicable to Non-U.S. Holders” in this prospectus supplement.

The Delaware General Corporation Law and our certificate of incorporation, bylaws, stockholder rights plan and debt covenants could prevent a third party from acquiring us or limit the price that investors might be willing to pay for shares of our common stock.

Provisions of our certificate of incorporation and our bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. In addition, our certificate of incorporation also authorizes our board of directors to issue new series of preferred stock without stockholder approval. Depending on the rights and terms of any new series created, and the reaction of the market to the series, your rights or the value of your common stock could be negatively affected. For example, subject to applicable law, our board of directors could create a series of preferred stock with preferential rights to dividends or assets upon liquidation, or with superior voting rights to our existing common stock. The ability of our board of directors to issue these new series of preferred stock could also prevent or delay a third party from acquiring us, even if doing so would be beneficial to our stockholders.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in business combinations specified in the statute with an interested stockholder, as defined in the statute, for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the Delaware General Corporation Law could also have the effect of delaying or preventing a change of control of us.

As noted above, we also have a stockholder rights plan that could make it difficult to acquire us without the approval of our board of directors. Our stockholder rights plan has been filed with and is publicly available at or from the SEC. See “Where You Can Find More Information” and “Description of Capital Stock—Stockholder Rights Plan” in the accompanying prospectus.

In addition, if a change in control occurs as defined in the instruments governing each of our $265.0 million 9.100% Senior Notes due 2017, $350.0 million 8.00% Senior Notes due 2020, $350.0 million 7.5% Senior Notes due 2022, $450.0 million 7.000% Senior Notes due 2021 and notes issued in the concurrent offering of notes (if any), we would be required to purchase these notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. If a fundamental change under the terms of our $230.0 million 1.375% Convertible Senior Notes due 2019, which includes a change of control, occurs prior to their stated maturity date, the holders may require us to purchase for cash all or any portion of their notes at 100% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the fundamental change purchase date. The terms of these notes also contain certain limitations related to mergers, consolidations and sales of assets.

Alone or in combination, these matters may delay or prevent a change in control that other stockholders may believe beneficial or may limit the price that investors might be willing to pay in the future for shares of our common stock.

We may not pay cash dividends on our common stock.

Our board of directors has declared and paid quarterly cash dividends on our common stock since our initial public offering in 1986. However, the declaration and payment of cash dividends on shares of our common stock, whether at current levels or at all, are at the discretion of our board of directors, and depend upon, among other things, our expected future earnings, cash flows, capital requirements, debt structure and adjustments thereto, operational and financial investment strategy and general financial conditions, as well as general business conditions. Accordingly, in future periods there can be no assurance that we will pay cash dividends on shares of our common stock at current levels or at all. See “Price Range of Common Stock and Dividend Policy” in this prospectus supplement.

USE OF PROCEEDS

We estimate the net proceeds from the sale of 6,944,445 shares of our common stock offered in this offering will be approximately $118.9 million, or $136.8 million if the underwriters’ option to purchase additional shares is exercised in full (in each case, after deducting the underwriting discount and our estimated expenses relating to the offering), based on the offering price of $18.00 per share. We estimate the net proceeds from the concurrent notes offering will be approximately $394.4 million (after deducting the underwriting discount and our estimated expenses relating to the notes offering). The closing of this offering of our common stock is not conditioned upon the closing of the concurrent notes offering, and the closing of the concurrent notes offering is not conditioned upon the closing of this offering.

We intend to use the net proceeds from this offering together with the net proceeds of the concurrent notes offering, if consummated, for general corporate purposes, including without limitation land acquisition and land development.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Shares of our common stock are listed on the New York Stock Exchange under the ticker symbol “KBH.” The following table sets forth, for the fiscal quarters indicated, the reported high and low intra-day sales prices per share of our common stock as reported on the New York Stock Exchange Composite Tape and the cash dividends we declared and paid.

	High	Low	Dividends Declared	Dividends Paid
Year ended November 30, 2012:
First quarter	$12.91	$6.17	$.0625	$.0625
Second quarter	13.12	6.77	.0250	.0250
Third quarter	11.25	6.46	.0250	.0250
Fourth quarter	17.30	10.89	.0250	.0250
Year ended November 30, 2013:
First quarter	$20.04	$13.86	$.0250	$.0250
Second quarter	25.14	18.21	.0250	.0250
Third quarter	22.49	15.57	.0250	.0250
Fourth quarter	18.98	15.48	.0250	.0250
Year ended November 30, 2014:
First quarter	$20.78	$16.38	.0250	.0250
Second quarter (through March 18, 2014)	20.29	17.09

On March 18, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $17.68 per share.

As of March 18, 2014, the number of record holders of our common stock was 688.

In our 2013 fiscal year, we paid total cash dividends of $.10 per share. In the first quarter of our 2014 fiscal year, we paid cash dividends of $.025 per share. Our board of directors has declared and paid quarterly cash dividends on our common stock since our initial public offering in 1986. However, the declaration and payment of cash dividends on shares of our common stock, whether at current levels or at all, are at the discretion of our board of directors, and depend upon, among other things, our expected future earnings, cash flows, capital requirements, debt structure and adjustments thereto, operational and financial investment strategy and general financial conditions, as well as general business conditions. Accordingly, in future periods there can be no assurance that we will pay cash dividends on shares of our common stock at current levels or at all.

CAPITALIZATION

The following table shows our unaudited cash and cash equivalents and restricted cash and total capitalization at November 30, 2013:

•	on an actual basis;

•

on an as adjusted basis to reflect: (i) the issuance of 6,944,445 shares of our common stock offered hereby at the public offering price of $18.00 per share (assuming no exercise of the underwriters’ option to purchase additional shares) and (ii) the adjustment of “Cash and cash equivalents” to $303.3 million to reflect the Company’s cash and cash equivalents balance as of February 28, 2014, as set forth under “Prospectus Supplement Summary—Recent Results” in this prospectus supplement; and

•

on a further as adjusted basis to reflect the completion of the concurrent notes offering of $400.0 million in aggregate principal amount of our 4.75% Senior Notes due 2019. See “Prospectus Supplement Summary—Concurrent Notes Offering” in this prospectus supplement.

The closing of this offering of our common stock is not conditioned upon the closing of the concurrent notes offering, and the closing of the concurrent notes offering is not conditioned upon the closing of this offering.

You should read this table in conjunction with (i) “Prospectus Supplement Summary—Recent Results” in this prospectus supplement, (ii) “Selected Consolidated Financial Data” and “Use of Proceeds” appearing elsewhere, or incorporated by reference, in this prospectus supplement, (iii) the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and (iv) the financial statements and notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2013, which is also incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At November 30, 2013
	Actual(1)	As Adjusted For This Offering(2)	As Further Adjusted For This Offering and the Concurrent Notes Offering(2)
	(In thousands)
Cash, cash equivalents and restricted cash
Cash and cash equivalents(3)	$530,095	$422,178	$816,566
Restricted cash(4)	41,906	41,906	41,906

Total cash, cash equivalents and restricted cash	$572,001	$464,084	$858,472

Mortgages and notes payable
Mortgages and land contracts due to land sellers and other loans	$13,615	$13,615	$13,615
6 1/4% Senior Notes due 2015(5)	199,864	199,864	199,864
9.10% Senior Notes due 2017(6)	262,048	262,048	262,048
7 1/4% Senior Notes due 2018(7)	299,261	299,261	299,261
8.00% Senior Notes due 2020(8)	345,710	345,710	345,710
7.00% Senior Notes due 2021(9)	450,000	450,000	450,000
7.5% Senior Notes due 2022(10)	350,000	350,000	350,000
1.375% Convertible Senior Notes due 2019(11)	230,000	230,000	230,000
% Senior Notes due 2019(12)	—	—	400,000

Total mortgages and notes payable	2,150,498	2,150,498	2,550,498
Stockholders’ equity
Preferred stock—$1.00 par value; 10,000,000 shares authorized; none issued at November 30, 2013(13)	$—	$—	$—
Common stock—$1.00 par value; 290,000,000 shares authorized; 115,296,395 shares issued at November 30, 2013(14)(15)	115,296	115,296	115,296
Paid-in capital	788,893	670,719	670,719
Retained earnings	481,889	481,889	481,889
Accumulated other comprehensive loss	(17,516)	(17,516)	(17,516)
Grantor stock ownership trust, at cost: 10,501,844 shares at November 30, 2013	(113,911)	(113,911)	(113,911)
Treasury stock, at cost: 21,050,023 shares at November 30, 2013; 14,105,578 shares As Adjusted For This Offering and As Further Adjusted For This Offering and the Concurrent Notes Offering	(718,565)	(481,482)	(481,482)

Total stockholders’ equity	536,086	654,995	654,995

Total capitalization	$2,686,584	$2,805,493	$3,205,493

(1)	Audited; amounts in this column reflect rounding.
(2)	Unaudited; amounts in these columns reflect rounding.
(3)

The As Adjusted For This Offering and As Further Adjusted For This Offering and the Concurrent Notes Offering columns assume the receipt of net proceeds, after deducting the applicable underwriting discounts and our estimated expenses, from the issuance of 6,944,445 shares of our common stock in this offering, and $400.0 million in aggregate principal amount of notes at par in the concurrent notes offering. The As Adjusted For This Offering and As Further Adjusted For This Offering and the Concurrent Notes Offering columns also reflect the adjustment of “Cash and cash equivalents” from $530.1 million as of November 30, 2013 in the Actual column, to $303.3 million as of

February 28, 2014, as set forth under “Prospectus Supplement Summary—Recent Results” in this prospectus supplement.
(4)	Represents cash collateral for existing letter of credit facilities.
(5)	Represents carrying amount, with principal amount of $199.9 million.
(6)	Represents carrying amount, with principal amount of $265.0 million.
(7)	Represents carrying amount, with principal amount of $300.0 million.
(8)	Represents carrying amount, with principal amount of $350.0 million.
(9)	Represents carrying amount, with principal amount of $450.0 million.
(10)	Represents carrying amount, with principal amount of $350.0 million.
(11)	Represents carrying amount, with principal amount of $230.0 million.
(12)	Represents carrying amount, with principal amount of $0 million, Actual, $0 million, As Adjusted For This Offering, and $400.0 million, As Further Adjusted For This Offering And The Concurrent Notes Offering.
(13)	We have designated 2,900,000 shares of our Preferred Stock as Series A Participating Cumulative Preferred Stock, par value $1.00 per share, none of which were issued or outstanding at November 30, 2013.
(14)	We also have authorized for issuance 25,000,000 shares of Special Common Stock, par value $1.00 per share, none of which were issued or outstanding at November 30, 2013.
(15)	Includes associated rights to purchase shares of our Series A Participating Cumulative Preferred Stock, par value $1.00 per share, which rights are attached to shares of our common stock in accordance with our stockholder rights plan. Such rights are not exercisable until the occurrence of certain events specified in the stockholder rights plan, are evidenced by the stock certificates representing the common stock and are transferable solely with the common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial information from our audited consolidated financial statements as of and for the fiscal years ended November 30, 2013, 2012, 2011, 2010 and 2009. You should read the selected consolidated financial data presented below in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Fiscal Year Ended November 30,
	2013	2012	2011	2010	2009
	(in Thousands, Except Per Share Amounts)
Homebuilding:
Revenues	$2,084,978	$1,548,432	$1,305,562	$1,581,763	$1,816,415
Operating income (loss)	92,084	(20,256)	(103,074)	(16,045)	(236,520)
Total assets	3,183,595	2,557,243	2,480,369	3,080,306	3,402,565
Mortgages and notes payable	2,150,498	1,722,815	1,583,571	1,775,529	1,820,370

Financial Services:
Revenues	$12,152	$11,683	$10,304	$8,233	$8,435
Operating income	9,110	8,692	6,792	5,114	5,184
Total assets	10,040	4,455	32,173	29,443	33,424

Consolidated:
Revenues	$2,097,130	$1,560,115	$1,315,866	$1,589,996	$1,824,850
Operating income (loss)	101,194	(11,564)	(96,282)	(10,931)	(231,336)
Net income (loss)	39,963	(58,953)	(178,768)	(69,368)	(101,784)
Total assets	3,193,635	2,561,698	2,512,542	3,109,749	3,435,989
Mortgages and notes payable	2,150,498	1,722,815	1,583,571	1,775,529	1,820,370
Stockholders’ equity	536,086	376,806	442,657	631,878	707,224

Diluted earnings (loss) per share	$.46	$(.76)	$(2.32)	$(.90)	$(1.33)

Cash dividends declared per common share	$.10	$.1375	$.25	$.25	$.25

Ratio of earnings to fixed charges(a)	1.27x	(b)	(b)	(b)	(b)

(a)	We compute earnings by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest to pretax earnings (excluding undistributed earnings of unconsolidated joint ventures). We compute fixed charges by adding interest expense and capitalized interest and the portion of rental expense we consider to be interest.
(b)	Earnings for the fiscal years ended November 30, 2012, 2011, 2010 and 2009 were insufficient to cover fixed charges for the periods by $61.8 million, $119.4 million, $15.4 million and $197.6 million, respectively.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

APPLICABLE TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of our common stock applicable to non-U.S. holders, as defined below, who acquire such shares in this offering and hold such shares as capital assets (generally, for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary does not address all aspects of U.S. federal income taxes and does not describe all of the tax consequences that may be relevant to a particular holder of common stock in light of such holder’s particular circumstances. Additionally, this summary does not deal with special situations. For example, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

•

tax consequences to persons holding shares of common stock as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell shares of common stock under the constructive sale provisions of the Code;

•	tax consequences to corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to partnerships or other pass-through entities and investors in such entities; or

•	alternative minimum tax consequences, if any.

Finally, this summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to change and differing interpretation, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

If a partnership or other pass-through entity holds shares of common stock, the tax treatment of a partner in the partnership or member of the pass-through entity will generally depend upon the status of the partner or member and the activities of the partnership or pass-through entity. If you are a partner of a partnership or member of a pass-through entity holding shares of our common stock, you should consult your tax advisor concerning the tax consequences of holding and disposing of our common shares.

The term “non-U.S. holder” means a beneficial owner of shares of common stock (other than a partnership or other pass-through entity) that is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation, or an estate or trust that is neither of the following:

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

THIS SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE. IF YOU

ARE CONSIDERING THE PURCHASE OF SHARES OF COMMON STOCK, YOU SHOULD CONSULT YOUR OWN INDEPENDENT TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO YOUR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS AND ANY APPLICABLE TAX TREATY.

Distributions on the Common Stock

Distributions on our common stock, other than certain pro rata distributions of common shares, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, as of the end of the taxable year of the distribution. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will first constitute a return of capital and will reduce a non-U.S. holder’s basis, but not below zero, and then will be treated as gain from the sale of shares and may be subject to U.S. federal income tax as described below.

Any distribution that is a dividend, as described above, paid with respect to the shares of common stock generally will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty, unless the dividend is effectively connected with the conduct by the holder of a trade or business within the United States, in which case it will be taxed as discussed below. We may withhold 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend once determined, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made, in each case as provided for in the Treasury Regulations. If it is subsequently determined that the amount of tax withheld exceeds the amount of withholding tax applicable to the portion of the distribution constituting a dividend, then holders may obtain a refund of any such excess amounts if they timely file an appropriate claim for refund with the IRS.

However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption or Other Disposition of Common Stock

Subject to the discussion of backup withholding and the discussion of withholding on foreign accounts below, any gain realized by a non-U.S. holder upon the sale, exchange, redemption (provided the redemption is treated as a sale or exchange) or other taxable disposition of shares of our common stock will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

our company is or has been a “United States real property holding corporation” during the applicable statutory period and either (i) our common stock is not regularly traded on an established securities market, or (ii) our common stock is regularly traded on an established securities market, and the non-U.S. holder actually or constructively holds (or within the last five years has held) common stock with a fair market value on the relevant date of determination that is greater than 5% of the total fair market value of our common stock on such date. Our company has not determined whether it is a “United States real property holding corporation.”

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

A non-U.S. holder described in the second bullet point above will be subject to a flat 30%, or such lower rate as may be specified by an applicable income tax treaty, U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, if income from the sale or exchange of shares of our common stock is subject to tax because our company is determined to be a “United States real property holding corporation,” then, so long as our common stock continues to be regularly traded on the New York Stock Exchange or another established securities market, only non-U.S. holders who hold (or have held within the last 5 years) more than 5% of the fair market value of our common stock will be subject to U.S. federal income tax on the net gain (with such tax determined under regular graduated U.S. federal income tax rates). Non-U.S. holders who hold (or have held within the last 5 years) more than 5% of our common shares should consult their tax advisors regarding the possibility that the sale, exchange, repurchase, or redemption of our common stock may be subject to U.S. federal income taxation and withholding in the event that our company is determined to be a “United States real property holding corporation.”

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of dividends paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends that we make to the holder if the holder provides proper certification of its status as a non-U.S. holder or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge, or reason to know, that the conditions of any exemption are not, in fact, satisfied).

A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition of shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the holder otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge, or reason to know, that the conditions of any exemption are not, in fact, satisfied).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Legislation Relating to Withholding on Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax generally may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (i) a “foreign financial institution” (as defined in the legislation), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or (ii) a foreign entity that is not a financial institution, unless such entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. Under certain administrative transition rules, any obligation to withhold under the legislation with respect to payments of dividends on shares of our common stock will not begin until July 1, 2014, and with respect to the gross proceeds of a sale or other disposition of our common stock will not begin until January 1, 2017. Prospective investors should consult their tax advisors regarding FATCA and any potential impact on an investment in our shares.

UNDERWRITING

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriters	Number of Shares
Citigroup Global Markets Inc.	2,083,334
Credit Suisse Securities (USA) LLC	2,083,333
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,388,889
Deutsche Bank Securities Inc.	1,388,889

Total	6,944,445

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of our common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. Each underwriter is obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) allocated to it if it purchases any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.486 per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,041,666 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our executive officers and our directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, directly or indirectly, offer, sell, contract to sell or otherwise dispose of, any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, subject to certain exceptions. Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on the New York Stock Exchange under the ticker symbol “KBH.”

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Paid by KB Home
	No Exercise	Full Exercise
Per share	$0.81	$0.81
Total	$5,625,000	$6,468,749

We estimate that the total expenses we will incur in connection with the sale of the shares and the concurrent notes offering, other than underwriting discounts, will be $1.6 million.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•

Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. Affiliates of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under our $200.0 million revolving credit facility. As of November 30, 2013, we had no cash borrowings or letters of credit outstanding under our revolving credit facility. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially our common stock. Any such credit default swaps or short positions could adversely affect future trading prices of our common stock. In addition, each of the underwriters is participating as an underwriter in the concurrent notes offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying base prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying base prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the shares with a view to distribution. Any such investors will be individually approached by the initial purchasers from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying base prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying base prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying base prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement or the accompanying base prospectus. The shares to which this prospectus supplement and the accompanying base prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying base prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and the accompanying base prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying base prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. This prospectus supplement and the accompanying base prospectus do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying base prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon by William A. (Tony) Richelieu, Vice President and Corporate Secretary of KB Home. The validity of the shares of our common stock offered hereby will be passed upon for KB Home by Munger, Tolles & Olson LLP, Los Angeles, California. Jones Day, Los Angeles, California, will act as counsel for the underwriters.

EXPERTS

The consolidated financial statements of KB Home appearing in KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013, and the effectiveness of KB Home’s internal control over financial reporting as of November 30, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and KB Home management’s assessment of the effectiveness of internal control over financial reporting as of November 30, 2013 have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities

Guarantees of Debt Securities

Preferred Stock

Common Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

Depositary Shares

We will provide specific terms of these securities in supplements and/or in free writing prospectuses accompanying this prospectus. You should read this prospectus and any supplement and free writing prospectus accompanying this prospectus carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “KBH.” Any common stock issued pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange or a successor thereof.

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” on page 3 of this prospectus and the risk factors disclosed in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement or free writing prospectus accompanying this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 20, 2011.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any accompanying prospectus supplement or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with any information that is different or to make any different or additional representations. We are not making any offer to sell these or any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than the date on the front of each such document.

When this prospectus, any prospectus supplement or any free writing prospectus uses the words “KB Home,” “we,” “us,” and “our,” they refer to KB Home and its subsidiaries unless otherwise stated or the context otherwise requires. Our fiscal year ends on November 30. When this prospectus, any prospectus supplement or any free writing prospectus refers to particular years or quarters in connection with the discussion of our results of operations or financial condition, those references mean the relevant fiscal years and fiscal quarters, unless otherwise stated.

When we refer in this prospectus, in any accompanying prospectus supplement, in any free writing prospectus or in the documents incorporated or deemed incorporated by reference herein or therein to “homes” or “units,” we mean single-family residences, which include detached and attached single-family homes, town homes and condominiums, and references to our homebuilding revenues and similar references refer to revenues derived from sales of single-family residences, in each case unless otherwise expressly stated or the context otherwise requires.

The information in this prospectus, in any accompanying prospectus supplement, in any free writing prospectus and in the documents incorporated by reference or deemed incorporated by reference herein or therein concerning the homebuilding industry, our market share or our size relative to other homebuilders and similar matters is derived principally from publicly available information and from industry sources. Although we believe that this publicly available information and the information provided by these industry sources is reliable, we have not independently verified any of this information and we cannot assure you of its accuracy.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated herein by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in the applicable prospectus supplement or free writing prospectus accompanying this prospectus before acquiring any of such securities.

FORWARD-LOOKING STATEMENTS

You are cautioned that certain statements contained or incorporated or deemed to be incorporated by reference in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” and similar expressions constitute forward-looking statements. In addition, any statements concerning future financial or operating performance (including future revenues, homes delivered, selling prices, expenses, expense ratios, margins, liquidity, earnings or earnings per share, or growth or growth rates), future market conditions, future interest rates, and other economic conditions, ongoing business strategies or prospects, future dividends and changes in dividend levels, the value of backlog (including amounts that we expect to realize upon delivery of homes included in backlog and the timing of those deliveries), potential future acquisitions and the impact of completed acquisitions, future share repurchases and possible future actions, which may be provided by us, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our operations, economic and market factors and the homebuilding industry, among other things. These statements are not guarantees of future performance, and we have no specific policy or intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level and structure; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the Dodd-Frank Wall Street Reform and Protection Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas and our ability to identify and acquire such land; legal or regulatory proceedings or claims, including the involuntary bankruptcy and other legal proceedings involving the South Edge, LLC residential development joint venture located in Las Vegas, Nevada in which we are a participant; the confirmation by the bankruptcy court of a consensual plan of reorganization for South Edge, LLC and the implementation of such a plan in accordance with the consensual agreement effective June 10, 2011 among us, the administrative agent for the lenders to South

Edge, LLC, several of those lenders, and certain of the other members of South Edge, LLC and their respective parent companies; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count and open new communities), revenue growth and cost reduction strategies; consumer traffic to our new home communities and consumer interest in our product designs, including The Open Series ™; the impact of our unconsolidated mortgage banking joint venture with a subsidiary of Bank of America, N.A. ceasing to accept loan applications effective June 27, 2011 and ceasing to offer mortgage banking services to our homebuyers after June 30, 2011; the manner in which our homebuyers are offered and obtain residential consumer mortgage loans and mortgage banking services; and other events outside of our control. Please see our Annual Report on Form 10-K for the year ended November 30, 2010, our Quarterly Reports on Form 10-Q for the quarters ended February 29, 2011 and May 31, 2011 and our other filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our business.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we or parties acting on our behalf will provide a prospectus supplement and/or free writing prospectus that will contain specific information about the terms of that offering and the securities being sold in that offering. The applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any free writing prospectus prepared by us or on our behalf, together with additional information described immediately below under the heading “Where You Can Find More Information.”

Any statements in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus concerning the provisions of any document are not complete. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. Our common stock is listed on the New York Stock Exchange under the trading symbol “KBH.” Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than filings or portions of filings that under applicable SEC rules are furnished instead of filed) we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until this prospectus is no longer deemed effective.

(1)	Our Annual Report on Form 10-K for the year ended November 30, 2010;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2011 and May 31, 2011;

(3)	Our Current Reports on Form 8-K filed on February 2, 2011, February 4, 2011, April 6, 2011, June 16, 2011, and June 29, 2011 (only as to the information reported under Item 8.01 therein); and

(4)	The description of our Common Stock included in our Registration Statement on Form 8-A filed on June 30, 1986, and the description of our Rights to Purchase Series A Participating Cumulative Preferred Stock included in our Registration Statement on Form 8-A filed on January 27, 2009, as amended by our Registration Statement on Form 8-A/A filed on January 27, 2009.

Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus or in an applicable prospectus supplement or free writing prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors will find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing to us at our principal executive offices at the following address: KB Home, 10990 Wilshire Boulevard, Los Angeles, California 90024, Attention: Investor Relations. You may also telephone us at (310) 231-4000.

DESCRIPTION OF KB HOME

We are one of the largest and most recognized homebuilding companies in the United States with operating divisions in the following regions and states: West Coast — California; Southwest — Arizona and Nevada; Central — Colorado and Texas; and Southeast — Florida, Maryland, North Carolina and Virginia. We have delivered over half a million quality homes for families since our founding in 1957.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the development of new residential properties and commercial projects, the repayment of debt and possible land or corporate acquisitions. The net proceeds may be invested temporarily or applied to repay debt until they are used for their stated purpose or for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six Months Ended May 31, 2011		Years Ended November 30,
			2010		2009		2008		2007		2006
Ratios of earnings to fixed charges(1)		(2)		(2)		(2)		(2)		(2)	2.90x

(1)	We compute earnings by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest to pretax earnings (excluding undistributed earnings of unconsolidated joint ventures). We compute fixed charges by adding interest expense and capitalized interest and the portion of rental expense we consider to be interest. No preferred stock was outstanding during any of the periods presented in the above table.
(2)	Earnings for the years ended November 30, 2007, 2008, 2009 and 2010 were insufficient to cover fixed charges for the respective period by $1.30 billion, $824.1 million, $197.6 million and $15.4 million, and earnings for the six months ended May 31, 2011 were insufficient to cover fixed charges for the period by $121.0 million.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our senior, senior subordinated or subordinated debt securities. The senior debt securities will be issued under a senior indenture dated as of January 28, 2004, as amended on June 30, 2004, May 1, 2006, November 9, 2006 and August 17, 2007, and as may be further amended and supplemented, by and between us, the Guarantors (as defined below) party thereto from time to time and U.S. Bank National Association (successor in interest to SunTrust Bank), as trustee. The senior subordinated debt securities will be issued under a senior subordinated indenture by and between us, the Guarantors party thereto from time to time and the trustee named in the prospectus supplement relating to an issue of our senior subordinated debt securities. The subordinated debt securities will be issued under a subordinated indenture by and between us, the Guarantors party thereto from time to time and the trustee named in the prospectus supplement relating to an issue of our subordinated debt securities. Throughout this section, we will refer either to the indentures, which includes the senior indenture, the senior subordinated indenture and the subordinated indenture, each as it may be amended or supplemented from time to time, or individually to each separate indenture, as it may be amended or supplemented from time to time, where appropriate.

The following summary of some of the terms of our debt securities and the indentures sets forth certain general terms that might apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement and/or free writing prospectus relating to those debt securities. To the extent that any description in a prospectus supplement or in a free writing prospectus of particular terms of debt securities or of an indenture differs from this description, this description will be deemed to have been superseded by the description in that prospectus supplement or in that free writing prospectus in respect of those particular terms of the debt securities or that indenture.

Copies of the forms of indentures and the forms of certificates evidencing the debt securities have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents that are or will be incorporated by reference in this prospectus. You may obtain copies of these documents as described above under “Where You Can Find More Information,” and we urge you to read these documents before you invest in the debt securities. The following is a summary of selected provisions of the indentures and the debt securities. Certain terms used in this description are defined below in the subsection “— Certain Definitions.” This summary is not complete and is subject to and qualified in its entirety by reference to all the provisions of the indentures and the certificates evidencing the debt securities, which are incorporated by reference in this prospectus. Some capitalized terms used in the following summary and not defined have the meanings given to those terms in the applicable indentures.

In this section, references to “KB Home,” “we,” “our” and “us” mean KB Home excluding, unless the context otherwise requires or we otherwise expressly state, our subsidiaries.

General

Each indenture provides that we may issue debt securities under that indenture from time to time in one or more series and permits us to establish the terms of the debt securities of each series at the time of issuance. None of the indentures limits the amounts of debt securities we may issue under that indenture.

Under each indenture, we may, without the consent of the holders of any debt securities under that indenture, from time to time in the future “reopen” any series of debt securities and issue additional debt securities of that series. The debt securities of a series and any additional debt securities of that series that we may issue in the future upon a reopening will constitute together a single series of debt securities under that indenture. This means that, in circumstances where an indenture provides for the holders of debt securities of any series to vote or take any action, the original debt securities of a series, together with any additional debt securities of that series that we may issue by reopening the series, will vote or take that action as a single class.

The debt securities will be our unsecured senior, unsecured senior subordinated or unsecured subordinated obligations. See “— Holding Company Structure” and “— Ranking” below. The debt securities will initially have the benefit of guarantees (each a “Guarantee” and, collectively, the “Guarantees”) from certain of our subsidiaries. The Guarantors as of the date of this prospectus are KB HOME Coastal Inc., a California corporation; KB HOME Greater Los Angeles Inc., a California corporation; and KB HOME Orlando LLC, a Delaware limited liability company. Under certain circumstances, any or all of the Guarantors may be released from their Guarantees of the debt securities, or other of our Subsidiaries may be required to guarantee the debt securities. See “— Guarantees.” Each Guarantee will be the unsecured senior, unsecured senior subordinated or unsecured subordinated obligation of the related Guarantor. See “— Ranking.”

The debt securities may be denominated and payable in United States dollars or foreign currencies or units based on or relating to foreign currencies. Special United States federal income tax considerations applicable to any debt securities so denominated will be described in the applicable prospectus supplement.

Although the indentures permit us to issue debt securities in bearer form, unless otherwise provided in a prospectus supplement with respect to the debt securities offered thereby, the debt securities will be issued only in fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The prospectus supplement relating to the debt securities of the series offered thereby, which we sometimes refer to as the “offered debt securities,” will specify the following terms of the offered debt securities, if applicable:

•	the title of the offered debt securities and whether those offered debt securities will be senior, senior subordinated or subordinated debt securities;

•	the aggregate principal amount of the offered debt securities;

•	the purchase price and denomination of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities will be payable;

•	the interest rate or rates, if any, that the offered debt securities will bear, or the method by which such rate will be determined;

•	the date from which interest, if any, will accrue, the interest payment dates and the regular record dates for the offered debt securities;

•	any optional or mandatory redemption or repayment provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the offered debt securities;

•	the terms, if any, on which the offered debt securities may be converted into or exchanged for our stock or other securities or stock or other securities of other entities;

•

any restrictive covenants not described below in “— Certain Covenants” and “— Consolidation, Merger and Sale of Assets,” and any addition to, or modification or deletion of, any covenant, with respect to the offered debt securities;

•	whether the offered debt securities will be issued as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

•

any special United States federal income tax considerations applicable to the offered debt securities, including in respect of any offered debt securities that are original issue discount securities, which bear no interest or bear interest payable in cash at below-market rates and are sold at a discount below their stated principal amount; and

•	any other specific terms of the offered debt securities.

Exchange, Registration and Transfer

Registered debt securities may be transferred and debt securities in registered or bearer form may be exchanged at the office or agency that we maintain for these purposes which, unless otherwise provided in respect of a series of debt securities in the prospectus supplement offering debt securities of that series, will be located in the Borough of Manhattan, The City of New York. The office or agency initially maintained by us for the foregoing purposes will be the office of the trustee in the Borough of Manhattan, The City of New York designated for such purpose. No service charge shall be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Debt securities in bearer form and related coupons, if any, will be transferable upon delivery.

In the case of debt securities of any series that are redeemable at our option, we will not be required to issue, exchange or register a transfer of:

•

any debt securities of that series during a period beginning at the opening of business 15 days before any day of the selection for redemption of debt securities of like tenor and terms and of the same series and ending at the close of business on the day of such selection;

•

any debt securities of that series in registered form, or portion thereof, so selected for redemption except, in the case of any such debt securities to be redeemed in part, the portions thereof not selected to be redeemed;

•

any debt securities of that series in bearer form so selected for redemption except, to the extent provided with respect to such debt securities, that such debt securities may be exchanged for debt securities in registered form of like tenor and terms and of the same series, provided that the debt securities in registered form shall be simultaneously surrendered for redemption with written instruction for payment consistent with the provisions of the applicable indenture; or

•

any debt securities of that series which, in accordance with their terms, have been surrendered for repayment at the option of the holder and not withdrawn, except the portion, if any, of such debt securities not to be so repaid.

Payment and Paying Agent

We will pay principal of and any premium or interest on registered debt securities in the designated currency or currency unit at the office or agency maintained by us for that purpose which, unless otherwise provided in respect of a series of debt securities in the prospectus supplement offering debt securities of that series, will be located in the Borough of Manhattan, The City of New York; provided that payments of interest on registered debt securities may be made, at our option, by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on registered debt securities in global form that are registered in the name of a depository or its nominee will be made by wire transfer, unless otherwise provided in the applicable prospectus supplement with respect to the debt securities of any such series. The office or agency initially maintained by us for the foregoing purposes will be the office of the trustee in the Borough of Manhattan, The City of New York designated for such purpose. Interest payable on coupons pertaining to debt securities in bearer form will be paid only upon presentation and surrender of those coupons.

If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the trustee or paying agent will, on our request, release any unclaimed amounts to us, and the holder of that debt security or coupon, as the case may be, shall look only to us and the Guarantors for any payment they may be entitled to collect, subject to the escheatment of any unclaimed amounts pursuant to applicable state law.

If any interest payment date, redemption date, date for repayment or repurchase at the option of the holder or maturity date of any of the debt securities is not a Business Day at any Place of Payment, then payment of principal and any premium or interest need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment, and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date, date for repayment or repurchase at the option of the holder or maturity date, as the case may be.

Book-Entry; Delivery and Form

If the debt securities of any series will be issued in the form of one or more global debt securities in fully registered form, without interest coupons (each, a “global debt security”), each global debt security will be deposited with, or on behalf of, a custodian for the applicable depository (the “Depository”) and will be registered in the name of the Depository or its nominee. Unless we specify otherwise in a prospectus supplement, the Depository for the global debt securities will be The Depository Trust Company, New York, New York. Investors may hold their beneficial interests in a global debt security directly through the Depository, if they are participants in the Depository’s electronic book-entry registration and transfer system, or indirectly through organizations that are participants in the system.

Except as set forth below, the global debt securities may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or its nominee to a successor depository or any nominee of such successor. Beneficial interests in global debt securities may not be exchanged for debt securities in definitive certificated form (“certificated debt securities”) except in the limited circumstances described below.

All interests in the global debt securities will be subject to the procedures and requirements of the Depository.

Certificated Debt Securities. The indentures provide that the global debt securities of any series will be exchangeable for certificated debt securities of that series if:

(a) the Depository notifies us that it is unwilling or unable to continue as Depository for the global debt securities of that series or the Depository for the global debt securities of that series ceases to be a clearing agency registered as such under the Exchange Act, if so required by the applicable law or regulation, and no successor Depository for the global debt securities of that series shall have been appointed within 90 days of such notification or of our becoming aware of the Depository’s ceasing to be so registered, as the case may be;

(b) we, in our sole discretion, determine that the debt securities of that series will no longer be represented by global debt securities and execute and deliver to the applicable trustee an order to the effect that the global debt securities of that series shall be so exchangeable; or

(c) an Event of Default has occurred and is continuing with respect to the debt securities of that series.

Upon any such exchange, we will execute, and the applicable trustee will authenticate and deliver, certificated debt securities of the applicable series in exchange for interests in the global debt securities of that series. We anticipate that those certificated debt securities will be registered in such names as the Depository instructs the trustee and that those instructions will be based upon directions received by the Depository from its participants with respect to ownership of beneficial interests in the global debt securities of that series.

Book-Entry System. The Depository has advised us that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve system;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

The Depository holds securities of institutions that have accounts with the Depository (“participants”) and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. The Depository’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (or their representatives) own the Depository. Indirect access to the Depository’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of the Depository only through participants or indirect participants.

We expect that, upon the issuance of a global debt security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global debt security to the accounts of participants. Ownership of beneficial interests in the global debt securities will be limited to participants or persons that may hold interests, directly or indirectly, through participants. Ownership of beneficial interests in the global debt securities will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by the Depository (with respect to participants’ interests) and records maintained by participants and indirect participants (with respect to the owners of beneficial interests in the global debt securities other than participants). Likewise, beneficial interests in global debt securities may be transferred only in accordance with the Depository’s procedures, in addition to those provided for under the indentures. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such debt securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global debt securities.

So long as the Depository or its nominee is the registered holder of the global debt securities of any series, the Depository or such nominee, as the case may be, will be considered the sole owner and holder of the related debt securities for all purposes under the applicable indenture. Except as described herein, owners of beneficial interests in the global debt securities will not be entitled to have the debt securities represented by such global debt securities registered in their names and will not receive or be entitled to receive physical delivery of certificated debt securities. In addition, owners of beneficial interests in the global debt securities will not be considered to be the owners or registered holders of the debt securities represented by those beneficial interests under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each person owning a beneficial interest in a global debt security of any series must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the person or persons through which such person owns its beneficial interest in order to exercise any right of a registered holder of debt securities of that series. We understand that under existing industry practice, if the Depository is entitled to take any action as the registered holder of a global debt security, the Depository would authorize its participants to take such action and that the participants and the indirect participants would authorize owners of beneficial interests owning through them to take such action or would otherwise act upon the instructions of owners of beneficial interests.

Payment of principal of and any premium or interest on debt securities represented by a global debt security registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered holder of such global debt security. We expect that the Depository or its nominee, upon receipt of any payment in respect of a global debt security, will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global debt security as shown on the records of the Depository or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in a global debt security will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of the Depository. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global debt securities or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between the Depository and its participants and indirect participants or the relationship between such participants and indirect participants and the owners of beneficial interests owning through such participants and indirect participants.

The information in this subsection “— Book-Entry; Delivery and Form” concerning the Depository and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Holding Company Structure

The debt securities will initially be guaranteed by certain of our subsidiaries. See “— Guarantees” below. However, subsidiaries of ours that are not Guarantors of the debt securities can generate significant revenues and income for us and may hold a significant amount of our consolidated assets. We refer to these subsidiaries as the “Non-Guarantor Subsidiaries.”

We are a holding company, and we conduct our operations through subsidiaries. We derive substantially all our revenues from our subsidiaries, and all our operating assets are owned by our subsidiaries. As a result, our cash flow and our ability to service our debt, including the debt securities, depends on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash. Our subsidiaries are separate and distinct legal entities, and the Non-Guarantor Subsidiaries have no obligation to make payments on the debt securities or to make any funds available for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions, depend on their results of operations and are subject to other business considerations.

Because of our holding company structure, the debt securities will be effectively subordinated to all existing and future liabilities of our Non-Guarantor Subsidiaries. These liabilities may include secured and unsecured indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any Non-Guarantor Subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of that subsidiary’s creditors and of the holders of any indebtedness or other obligations guaranteed by that subsidiary, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary. However, even if we are a creditor of one of our Non-Guarantor Subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of that subsidiary senior to that held by us.

See “— Ranking — Subordination of Senior Subordinated Debt Securities and Guarantees” and “— Ranking — Subordination of Subordinated Debt Securities and Guarantees” below for information as to the terms on which the senior subordinated debt securities and the subordinated debt securities and the related Guarantees will be subordinated in right of payment to Senior Indebtedness. The debt securities and the Guarantees will also be effectively subordinated to our secured indebtedness and to the secured indebtedness of the Guarantors, respectively.

Guarantees

The senior indenture provides that payment of principal of and any premium and interest on the senior debt securities will be unconditionally guaranteed, jointly and severally, on an unsecured senior basis by the Guarantors. The senior subordinated indenture provides that payment of principal of and any premium and interest on the senior subordinated debt securities will be unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by the Guarantors. The subordinated indenture provides that payment of principal of and any premium and interest on the subordinated debt securities will be unconditionally guaranteed, jointly and severally, on an unsecured subordinated basis by the Guarantors.

Each indenture provides that the obligations of each Guarantor under its Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding this limitation, a court would not find that a Guarantee violated applicable fraudulent conveyance, fraudulent transfer or other similar laws. If that were to occur, the court could void the applicable Guarantor’s obligations under that Guarantee, subordinate that Guarantee to other debt of the Guarantor or take other action detrimental to holders of the debt securities, including directing the return of any payments received by holders from the applicable Guarantor.

Ranking of Guarantees. For information regarding the ranking of the Guarantees of the senior debt securities, the Guarantees of the senior subordinated debt securities and the Guarantees of the subordinated debt securities, see “— Ranking” below.

Release of Guarantors. Each indenture provides that, for so long as we are not a party to or bound by the terms of any Substitute Credit Facility, as is the case as of the date of this prospectus, if a Guarantor shall cease to be a Domestic Significant Subsidiary, such Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under such indenture and its Guarantee of the debt securities issued under such indenture without any further action required on the part of us, the other Guarantors, the trustee under such indenture or any holder of debt securities issued under such indenture; provided that all guarantees by such Guarantor of any other Indebtedness of ours and of any our Subsidiaries (other than, in the case of the senior subordinated indenture, guarantees that constitute Senior Indebtedness of such Guarantor under the senior subordinated indenture and, in the case of the subordinated indenture, guarantees that constitute Senior Indebtedness of such Guarantor under the subordinated indenture) are terminated at or prior to the time of such release.

Additional Guarantors. Each indenture provides that, for so long as we are a party to or bound by the terms of any Substitute Credit Facility, if any of our Subsidiaries that is not then a Guarantor guarantees any indebtedness or other obligations of ours under any Substitute Credit Facility, then, contemporaneously with or prior to the effectiveness of such guarantee, we shall cause such Subsidiary to enter into a supplemental indenture pursuant to which such Subsidiary becomes a Guarantor under such indenture. Each indenture also provides that, for so long as we are not a party to or bound by the terms of any Substitute Credit Facility, if any of our Subsidiaries that is not a Guarantor either (a) is or becomes a Domestic Significant Subsidiary or (b) guarantees any Subject Notes, then we shall cause such Subsidiary to enter into a supplemental indenture pursuant to which such Subsidiary becomes a Guarantor under such indenture.

Each indenture also provides that, anything therein to the contrary notwithstanding, we will not cause or permit any of our Subsidiaries to guarantee any of the Subject Notes unless such Subsidiary is either a Guarantor of the debt securities under such indenture or, contemporaneously with or prior to the effectiveness of such Subsidiary’s guarantee of such Subject Notes, such Subsidiary enters into a supplemental indenture pursuant to which such Subsidiary becomes a Guarantor under such indenture.

As used in the three preceding paragraphs, the term “guarantee” (but not the term “Guarantee”) means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person including, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay principal of or interest on (or advance or supply funds or pledge assets for the purchase or payment of or payment of interest on) Indebtedness of such other Person (whether by agreement to provide additional capital or to maintain financial condition or other similar agreement), and such term, when used as a verb in any of the three preceding paragraphs, shall have a correlative meaning.

Ranking

Ranking of Senior Debt Securities and Guarantees

Our senior debt securities will be unsecured and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. Each Guarantee of senior debt securities by a Guarantor will be an unsecured senior obligation of such Guarantor and will rank equally in right of payment with all of such Guarantor’s other unsecured and unsubordinated indebtedness and guarantees. However, the senior debt securities will be effectively subordinated to all existing and future liabilities of our Non-Guarantor Subsidiaries, and the senior debt securities and each Guarantor’s Guarantee of the senior debt securities will also be effectively subordinated to all existing and future secured indebtedness of ours and of such Guarantor, respectively, all as described above under “— Holding Company Structure.”

Subordination of Senior Subordinated Debt Securities and Guarantees

Our senior subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner provided in the senior subordinated indenture, to all of our existing and future Senior Indebtedness, including the senior debt securities. Each Guarantee of senior subordinated debt securities by a Guarantor will be an unsecured obligation of such Guarantor and will be subordinate and junior in right of payment, to the extent and in the manner provided in the senior subordinated indenture, to all of such Guarantor’s existing and future Senior Indebtedness, including any Guarantees of senior debt securities.

The senior subordinated indenture defines “Senior Indebtedness” with respect to us or any Guarantor of the senior subordinated debt securities, as the case may be, to mean the principal of (and premium, if any) and unpaid interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Laws, whether or not the payment of such interest is permitted by law) or accrued original issue discount on and other amounts due on or in connection with any Debt incurred, assumed or guaranteed by us or such Guarantor, as the case may be, whether outstanding on the date of the senior subordinated indenture or thereafter incurred, assumed or guaranteed and all renewals, extensions and refundings of any such Debt; provided, however, that the following will not constitute Senior Indebtedness of ours or such Guarantor, as the case may be:

•

any Debt of ours or of such Guarantor, as the case may be, as to which, in the instrument creating the same or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Debt is subordinate in right of payment to all other Debt of ours or of such Guarantor, as the case may be, not expressly subordinated to such Debt;

•

any Debt of ours or of such Guarantor, as the case may be, which by its terms refers explicitly, in our case, to the senior subordinated debt securities, or, in the case of such Guarantor, to the Guarantees of the senior subordinated debt securities and states that such Debt shall not be senior in right of payment to the senior subordinated debt securities or to the Guarantees of the senior subordinated debt securities, as the case may be;

•	in our case, any of our Debt in respect of the senior subordinated debt securities;

•	in the case of such Guarantor, all Guarantees of such Guarantor in respect the senior subordinated debt securities;

•	in our case, any of our Debt to any of our Subsidiaries;

•	in the case of such Guarantor, any Debt of such Guarantor to any Subsidiary of such Guarantor or of ours;

•

in our case, any of our Debt to any joint venture or partnership, which joint venture or partnership is required, under generally accepted accounting principles, to be consolidated into our consolidated financial statements;

•

in the case of such Guarantor, any Debt of such Guarantor to any joint venture or partnership, which joint venture or partnership is required, under generally accepted accounting principles, to be consolidated into our or such Guarantor’s consolidated financial statements;

•	in our case, any of our Debt that by its terms ranks pari passu with or subordinate to the senior subordinated debt securities; and

•	in the case of such Guarantor, any Debt of such Guarantor that by its terms ranks pari passu with or subordinate to such Guarantor’s Guarantees of the senior subordinated debt securities.

The senior subordinated indenture provides that, for purposes of the foregoing definition, all references to Debt of any Guarantor shall include all obligations of such Guarantor as a guarantor of any Debt of others and, without limitation to the foregoing, any guarantee by such Guarantor of any senior debt securities issued by us under the senior indenture shall constitute Senior Indebtedness of such Guarantor.

Anti-Layering Covenant. The senior subordinated indenture provides that neither we nor any Guarantor of the senior subordinated debt securities will incur any Debt that is subordinated by the terms of the instrument creating such Debt in right of payment to any other Debt of ours or of such Guarantor, respectively, and that is not expressly by the terms of the instrument creating such Debt made pari passu with, or subordinate and junior in right of payment to, the senior subordinated debt securities or such Guarantor’s Guarantee of the senior subordinated debt securities, respectively. The senior subordinated indenture provides that, for purposes of the preceding sentence, references to Debt of any Guarantor shall include all obligations of such Guarantor as guarantor of any Debt of others.

Subordination Following Insolvency or Bankruptcy. The senior subordinated indenture provides that, upon any distribution of our assets in the event of:

•

any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or our creditors, as such, or to our assets, or

•	our liquidation, dissolution or other winding up, whether voluntary or involuntary, or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities, then and in that event:

•

holders of our Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our Senior Indebtedness, or provision will be made for that payment in cash, before holders of senior subordinated debt securities are entitled to receive any payment on account of the principal of or any premium or interest on or any other amount owing in respect of the senior subordinated debt securities; and

•

any payment or distribution of our assets, of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which holders of senior subordinated debt securities would be entitled but for the subordination provisions in the senior subordinated indenture will, subject to limited exceptions, be paid directly to the holders of our Senior Indebtedness or their representatives to the extent necessary to pay in full all of our Senior Indebtedness.

Notwithstanding the provisions described in the preceding paragraph, if the trustee under the senior subordinated indenture or the holder of any senior subordinated debt securities receives any payment or distribution of our assets, subject to limited exceptions, before all of our Senior Indebtedness is paid in full or payment of all of our Senior Indebtedness is provided for, that payment or distribution will be held in trust for the benefit of and paid over or delivered to the holders of that Senior Indebtedness or their representatives to the extent necessary to pay all of our Senior Indebtedness in full.

Our consolidation with or our merger into another corporation or our liquidation or dissolution following the conveyance or transfer of all or substantially all our assets to another Person upon the terms and conditions described below under “— Consolidation, Merger and Sale of Assets” will not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of our assets and liabilities for the purposes of the subordination provisions described above if the successor or transferee Person shall, as a part of that transaction, comply with the conditions described under “— Consolidation, Merger and Sale of Assets.”

Prohibition on Payments Following Acceleration of the Senior Subordinated Debt Securities. If payment of any of our senior subordinated debt securities is accelerated because of an Event of Default, we must promptly notify holders of our Senior Indebtedness of the acceleration. We may not pay or acquire the senior subordinated debt securities until 135 days have passed after that acceleration occurs and may thereafter pay or acquire the senior subordinated debt securities only if we are permitted to do so under the subordination provisions of our senior subordinated indenture.

Prohibition on Payments Following Certain Defaults on Senior Indebtedness. We may not make any payment of the principal of or any premium or interest on or any other amount owing in respect of the senior subordinated debt securities, and we may not acquire any senior subordinated debt securities for cash or property, if:

•	a default on our Senior Indebtedness occurs and is continuing that permits holders of that Senior Indebtedness to accelerate its maturity, and

•

unless that default relates to a failure by us to make any payment in respect of that Senior Indebtedness when due or within any applicable grace period (a “Payment Default”), that default is either the subject of judicial proceedings or we receive notice of the default. If we receive notice of the default, then a similar notice received within nine months after the original notice relating to the same default on the same issue of our Senior Indebtedness will not be effective for purposes of the provisions described in this paragraph.

We may resume making payments on the senior subordinated debt securities and may acquire senior subordinated debt securities if and when:

•

(1) 135 days pass after, in the case of a Payment Default, the later of the date that payment was due and the expiration of any applicable grace period for that payment or, in the case of any other such default, the date the related judicial proceedings commence or that notice of the default is given to us, as the case may be, and (2) the Senior Indebtedness in respect of which the default exists has not been declared due and payable in its entirety within that 135 day period or, if declared due and payable, that declaration has been rescinded, waived or annulled; or

•	the default with respect to the applicable Senior Indebtedness is cured or waived,

and, in any case described above, the subordination provisions of the senior subordinated indenture otherwise permit the payment or acquisition of senior subordinated debt securities at that time.

If, notwithstanding the provisions described in the two immediately preceding paragraphs, we make any payment to the trustee for, or the holders of, the senior subordinated debt securities that is prohibited by those provisions, then that payment will be held in trust for the benefit of and be paid over or delivered to the holders of the Senior Indebtedness or their representatives.

Subordination Provisions Applicable to the Guarantors and Prohibitions on Payments by the Guarantors. A Guarantor’s obligations under its Guarantee of our senior subordinated debt securities are senior subordinated obligations of such Guarantor. As a result, a Guarantor’s obligations to make payments under its Guarantee of our senior subordinated debt securities will be subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor on substantially the same terms (as described above) as our obligations to make payments on our senior subordinated debt securities are subordinated in right of payment to all of our existing and future Senior Indebtedness. Accordingly, payments under each Guarantor’s Guarantee of the senior subordinated debt securities will be subordinated to the prior payment of all Senior Indebtedness of such Guarantor under subordination and payment blockage provisions substantially the same as those pursuant to which our obligations under the senior subordinated debt securities will be subordinated to the prior payment of our Senior Indebtedness as described above. For example, if there is any insolvency or bankruptcy case or proceeding relative to a Guarantor, holders of Senior Indebtedness of such Guarantor will be entitled to receive payment in full of all amounts due or to become due in respect of the Senior Indebtedness of such Guarantor before any payment is made under its Guarantee of the senior subordinated debt securities, all on terms substantially similar to those described above under “— Subordination Following Insolvency or Bankruptcy.” Likewise, each Guarantor will be prohibited from making any payment under its Guarantee of the senior subordinated debt securities if the senior subordinated debt securities are accelerated because of an Event of Default or if a default on any of our Senior Indebtedness occurs and is continuing that permits holders of that Senior Indebtedness to accelerate its maturity, all on terms substantially similar to those described above under “— Prohibition on Payments Following Acceleration of the Senior Subordinated Debt Securities” and “— Prohibition on Payments Following Certain Defaults on Senior Indebtedness.” In addition, the payment blockage provisions described under “— Prohibition on Payments Following Certain Defaults on Senior Indebtedness,” insofar as they apply to any Guarantor of the senior subordinated debt securities, will also prohibit such Guarantor from making any payment under its Guarantee of the senior subordinated debt securities if a default on any of its Senior Indebtedness occurs and is continuing that permits holders of that Senior Indebtedness to accelerate its maturity.

The consolidation of any Guarantor with, or the merger of any Guarantor into, another corporation or the liquidation or dissolution of any Guarantor following the conveyance or transfer of all or substantially all its assets to another Person upon the terms and conditions described below under “— Consolidation, Merger and Sale of Assets” will not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of such Guarantor for the purposes of the subordination provisions described above under “— Subordination Following Insolvency or Bankruptcy” if the successor or transferee Person shall, as part of that transaction and if required by the provisions described above under “— Guarantees — Additional Guarantors,” become a Guarantor in accordance with the applicable provisions described above under “— Guarantees — Additional Guarantors.”

As a result of these subordination provisions, our creditors and creditors of the Guarantors who hold neither our senior subordinated debt securities nor our Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the holders of our senior subordinated debt securities.

If this prospectus is being delivered in connection with a series of senior subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in this prospectus will indicate the approximate amount of our Senior Indebtedness outstanding as of a recent date.

Subordination of Subordinated Debt Securities and Guarantees

Our subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner provided in the subordinated indenture, to all of our existing and future “Senior Indebtedness,” including the senior debt securities and the senior subordinated debt securities. Each Guarantee of subordinated debt securities by a Guarantor will be an unsecured obligation of such Guarantor and will be subordinate and junior in right of payment, to the extent and in the manner provided in the subordinated indenture, to all of such Guarantor’s existing and future Senior Indebtedness, including any Guarantees of senior debt securities and senior subordinated debt securities.

The subordinated indenture defines “Senior Indebtedness” with respect to us or any Guarantor of the subordinated debt securities, as the case may be, to mean the principal of (and premium, if any) and unpaid interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any

Bankruptcy Laws, whether or not the payment of such interest is permitted by law) or accrued original issue discount on and other amounts due on or in connection with any Debt incurred, assumed or guaranteed by us or such Guarantor, as the case may be, whether outstanding on the date of the subordinated indenture or thereafter incurred, assumed or guaranteed and all renewals, extensions and refundings of any such Debt; provided, however, that the following will not constitute Senior Indebtedness of ours or of such Guarantor, as the case may be:

•

any Debt of ours or of such Guarantor, as the case may be, as to which, in the instrument creating the same or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Debt is subordinate in right of payment to all other Debt of ours or of such Guarantor, as the case may be, not expressly subordinated to such Debt;

•

any Debt of ours or of such Guarantor, as the case may be, which by its terms refers explicitly, in our case, to the subordinated debt securities, or, in the case of such Guarantor, to the Guarantees of the subordinated debt securities and states that such Debt shall not be senior in right of payment to the subordinated debt securities or the Guarantees of the subordinated debt securities, as the case may be;

•	in our case, any of our Debt in respect of the subordinated debt securities;

•	in the case of such Guarantor, all Guarantees of such Guarantor in respect the subordinated debt securities;

•	in our case, any of our Debt to any of our Subsidiaries;

•	in the case of such Guarantor, any Debt of such Guarantor to any Subsidiary of such Guarantor or of ours;

•

in our case, any of our Debt to any joint venture or partnership, which joint venture or partnership is required, under generally accepted accounting principles, to be consolidated in our consolidated financial statements;

•

in the case of such Guarantor, any Debt of such Guarantor to any joint venture or partnership, which joint venture or partnership is required, under generally accepted accounting principles, to be consolidated in our or such Guarantor’s consolidated financial statements;

•	in our case, any of our Debt that by its terms ranks pari passu with or subordinate to the subordinated debt securities; and

•	in the case of such Guarantor, any Debt of such Guarantor that by its terms ranks pari passu with or subordinate to such Guarantor’s Guarantees of the subordinated debt securities.

The subordinated indenture provides that, for purposes of the foregoing definition, all references to Debt of any Guarantor shall include all obligations of such Guarantor as a guarantor of any Debt of others and, without limitation to the foregoing, any guarantee by such Guarantor of (a) senior debt securities issued by us under the senior indenture, and (b) senior subordinated debt securities issued by us under our senior subordinated indenture.

Subordination Following Insolvency or Bankruptcy. The subordinated indenture provides that, upon any distribution of our assets in the event of:

•

any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or our creditors, as such, or to our assets, or

•	our liquidation, dissolution or other winding up, whether voluntary or involuntary, or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities, then and in that event:

•	holders of our Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our Senior Indebtedness, or provision will be made for that payment in cash, before holders of subordinated debt securities are entitled to receive any payment on account of the principal of or any premium or interest on or any other amount owing in respect of the subordinated debt securities; and

•

any payment or distribution of our assets, of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which holders of subordinated debt securities would be entitled but for the subordination provisions in the subordinated indenture will, subject to limited exceptions, be paid directly to the holders of our Senior Indebtedness or their representatives to the extent necessary to pay in full all of our Senior Indebtedness.

If, notwithstanding the provisions described in the preceding paragraph, the trustee under the subordinated indenture or the holder of any subordinated debt securities receives any payment or distribution of our assets, subject to limited exceptions, before all of our Senior Indebtedness is paid in full or payment of all of our Senior Indebtedness is provided for, that payment or distribution will be held in trust for the benefit of and paid over or delivered to the holders of that Senior Indebtedness or their representatives to the extent necessary to pay all of our Senior Indebtedness in full.

Our consolidation with or our merger into another corporation or our liquidation or dissolution following the conveyance or transfer of all or substantially all our assets to another Person upon the terms and conditions described below under “— Consolidation, Merger and Sale of Assets” will not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of our assets and liabilities for the purposes of the subordination provisions described above if the successor or transferee Person shall, as a part of that transaction, comply with the conditions described under “— Consolidation, Merger and Sale of Assets.”

Prohibition on Payments Following Acceleration of the Subordinated Debt Securities. If payment of any of our subordinated debt securities is accelerated because of an Event of Default, we must promptly notify holders of our Senior Indebtedness of the acceleration. We may not pay or acquire the subordinated debt securities until 135 days have passed after that acceleration occurs and may thereafter pay or acquire the subordinated debt securities only if we are permitted to do so under the subordination provisions of our subordinated indenture.

Prohibition on Payments Following Certain Defaults on Senior Indebtedness. We may not make any payment of the principal of or any premium or interest on or any other amount owing in respect of the subordinated debt securities, and we may not acquire any subordinated debt securities for cash or property, if:

•	a default on our Senior Indebtedness occurs and is continuing that permits holders of that Senior Indebtedness to accelerate its maturity, and

•

unless that default relates to a Payment Default, that default is either the subject of judicial proceedings or we receive notice of the default. If we receive notice of the default, then a similar notice received within nine months after the original notice relating to the same default on the same issue of our Senior Indebtedness will not be effective for purposes of the provisions described in this paragraph.

We may resume making payments on the subordinated debt securities and may acquire subordinated debt securities if and when:

•

(1) 135 days pass after, in the case of a Payment Default, the later of the date that payment was due and the expiration of any applicable grace period for that payment or, in the case of any other such default, the date the related judicial proceedings commence or that notice of the default is given to us, as the case may be, and (2) the Senior Indebtedness in respect of which the default exists has not been declared due and payable in its entirety within that 135 day period or, if declared due and payable, that declaration has been rescinded, waived or annulled; or

•	the default with respect to the applicable Senior Indebtedness is cured or waived,

and, in any case described above, the subordination provisions of the subordinated indenture otherwise permit the payment or acquisition of subordinated debt securities at that time.

If, notwithstanding the provisions described in the two immediately preceding paragraphs, we make any payment to the trustee for, or the holders of, the subordinated debt securities that is prohibited by those provisions, then that payment will be held in trust for the benefit of and be paid over or delivered to the holders of the Senior Indebtedness or their representatives.

Subordination Provisions Applicable to the Guarantors and Prohibitions on Payments by the Guarantors. A Guarantor’s obligations under its Guarantee of our subordinated debt securities are subordinated obligations of such Guarantor. As a result, a Guarantor’s obligations to make payments under its Guarantee of our subordinated debt securities will be subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor on substantially the same terms (as described above) that our obligations to make payments on our subordinated debt securities are subordinated in right of payment to all of our existing and future Senior Indebtedness. Accordingly, payments under each Guarantor’s Guarantee of the subordinated debt securities will be subordinated to the prior payment of all Senior Indebtedness of such Guarantor under subordination and payment blockage provisions substantially the same as those pursuant to which our obligations under the subordinated debt securities will be subordinated to the prior payment of our Senior Indebtedness as described above. For example, if there is any insolvency or bankruptcy case or proceeding relative to a Guarantor, holders of Senior Indebtedness of such Guarantor will be entitled to receive payment in full of all amounts due or to become due in respect of the Senior Indebtedness of such Guarantor before any payment is made under its Guarantee of the subordinated debt securities, all on terms substantially similar to those described above under “— Subordination Following Insolvency or Bankruptcy.” Likewise, each Guarantor will be prohibited from making any payment under its Guarantee of the subordinated debt securities if the subordinated debt securities are accelerated because of an Event of Default or if a default on any of our Senior Indebtedness occurs and is continuing that permits holders of that Senior Indebtedness to accelerate its maturity, all on terms substantially similar to those described above under “— Prohibition on Payments Following Acceleration of the Subordinated Debt Securities” and “— Prohibition on Payments Following Certain Defaults on Senior Indebtedness.” In addition, the payment blockage provisions described under “— Prohibition on Payments Following Certain Defaults on Senior Indebtedness,” insofar as they apply to any Guarantor of the subordinated debt securities, will also prohibit such Guarantor from making any payment under its Guarantee of the subordinated debt securities if a default on any of its Senior Indebtedness occurs and is continuing that permits holders of that Senior Indebtedness to accelerate its maturity.

The consolidation of any Guarantor with, or the merger of any Guarantor into, another corporation or the liquidation or dissolution of any Guarantor following the conveyance or transfer of all or substantially all its assets to another Person upon the terms and conditions described below under “— Consolidation, Merger and Sale of Assets” will not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of such Guarantor for the purposes of the subordination provisions described above under “— Subordination Following Insolvency or Bankruptcy” if the successor or transferee Person shall, as part of that transaction and if required by the provisions described above under “— Guarantees — Additional Guarantors,” become a Guarantor in accordance with the applicable provisions described above under “— Guarantees — Additional Guarantors.”

As a result of these subordination provisions, our creditors and creditors of the Guarantors who hold neither our subordinated debt securities nor our Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the holders of our subordinated debt securities.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in this prospectus will indicate the approximate amount of our Senior Indebtedness outstanding as of a recent date.

Certain Covenants

Unless otherwise expressly provided in the prospectus supplement applicable to any series of debt securities, the following covenants will apply with respect to each series of senior debt securities but will not apply with respect to any series of senior subordinated debt securities or subordinated debt securities.

Except as described below with respect to the senior indenture, none of the indentures limits the amount of secured or unsecured indebtedness or the amount of lease obligations or other liabilities that may be incurred by us, our subsidiaries or entities in which we have an ownership interest but which do not constitute subsidiaries. Neither we nor any of our subsidiaries is restricted under any of the indentures from paying dividends or issuing or repurchasing securities. In addition, none of the indentures contains any provision that would permit holders of debt securities issued under that indenture to require us to repurchase those debt securities if there is a change in control of us or otherwise, nor do any of the indentures contain provisions intended to protect investors if there is a recapitalization, highly leveraged transaction or other similar transaction affecting us or our subsidiaries. Notwithstanding the foregoing, however, the terms of our 9.100% senior notes due 2017 (the “9.100% Senior Notes”) require us to repurchase those notes if there is a change in control of us, as further described below under “ Description of Debt Securities — Change in Control Trigger for 9.100% Senior Notes due 2017.”

As described below, the senior indenture contains a covenant that limits our ability and the ability of our Restricted Subsidiaries to incur Secured Debt and a covenant that limits our ability and the ability of our Restricted Subsidiaries to enter into certain Sale and Leaseback Transactions. However, these covenants are subject to a number of important exceptions and limitations and prospective purchasers of senior debt securities should carefully review the information with respect to these covenants and the related definitions appearing below. In that regard, the senior indenture does not limit the amount of unsecured indebtedness or the amount of lease obligations (other than lease obligations under certain Sale and Leaseback Transactions) or other liabilities that may be incurred by us and our Restricted Subsidiaries, nor does the senior indenture limit the amount of indebtedness, whether secured or unsecured, or the amount of lease obligations or other liabilities that may be incurred by our subsidiaries which are not Restricted Subsidiaries or by entities in which we have an ownership interest but do not constitute Restricted Subsidiaries.

The senior indenture contains, among others, the following covenants:

Restrictions on Secured Debt. The senior indenture provides that we will not, and will not cause or permit any Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the senior debt securities are secured equally and ratably with (or prior to) such Secured Debt; provided that this restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by Security Interests:

(1) on (a) model homes, (b) homes held for sale, (c) homes that are under contract for sale, (d) contracts for the sale of homes, (e) land (improved or unimproved), (f) manufacturing plants, (g) warehouses or (h) office buildings, and fixtures and equipment located thereat or thereon;

(2) on property at the time of its acquisition by us or a Restricted Subsidiary which Security Interests secure obligations assumed by us or a Restricted Subsidiary in connection with the acquisition of such property or on the property of a corporation or other entity at the time it is merged into or consolidated with us or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or consolidation or where the Security Interest attaches to or affects any property that we or a Restricted Subsidiary own prior to such transaction);

(3) arising from conditional sales agreements or title retention agreements with respect to property we or a Restricted Subsidiary acquire;

(4) incurred by us or a Restricted Subsidiary in connection with pollution control, industrial revenue, water, sewage or any similar financing;

(5) securing Indebtedness of a Restricted Subsidiary owing to us or a Restricted Subsidiary that is wholly owned (directly or indirectly) by us and Security Interests securing our Indebtedness owing to a Guarantor; and

(6) for the sole purpose of extending, renewing or replacing in whole or in part Secured Debt referred to in the foregoing clauses (1) to (5), inclusive, or in this clause (6); provided, however, that the Secured Debt excluded pursuant to this clause (6) shall be excluded only in an amount not to exceed the principal amount of the Secured Debt being extended, renewed, or replaced at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the assets subject to the Security Interest so extended, renewed or replaced (plus refurbishment of or improvements thereon or thereto).

In addition, we and our Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the senior debt securities, if immediately thereafter the sum of (a) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) above and any Secured Debt in relation to which the senior debt securities have been secured equally and ratably (or prior to)) and (b) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1), (2) and (3) of the first sentence, or meeting the requirements set forth in the second sentence, under “— Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of our Consolidated Net Tangible Assets as of such date.

A substantial portion of the book value of our assets and the assets of our Restricted Subsidiaries could be pledged to secure Indebtedness without violating the foregoing covenant. Among other things, this covenant allows us and our Restricted Subsidiaries to incur Indebtedness secured by homes held for sale, homes that are under contract for sale, contracts for the sale of homes and both improved and unimproved land, which in the past have typically represented a substantial portion of the book value of our consolidated assets. Accordingly, investors should be aware that this covenant allows us and/or our Restricted Subsidiaries to incur substantial amounts of Secured Debt without being required to equally and ratably secure the senior debt securities.

The provisions described above with respect to limitations on Secured Debt are also not applicable to certain types of Non-Recourse Indebtedness by virtue of the definition of Secured Debt, and will not restrict or limit our or our Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured Indebtedness, or the ability of any of our subsidiaries that is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

Restrictions on Sale and Leaseback Transactions. The senior indenture provides that we will not, and will not cause or permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction after the date of the senior indenture, unless:

(1) notice is promptly given to the trustee under the senior indenture of the Sale and Leaseback Transaction;

(2) we or the relevant Restricted Subsidiary receive fair value for the property sold (as determined in good faith pursuant to a resolution of the Board of Directors delivered to the trustee); and

(3) we or such Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies, or enters into a definitive agreement to apply within such 365-day period, an amount equal to the net proceeds therefrom either:

•

to the redemption, repayment or retirement of (a) any senior debt securities outstanding under the senior indenture, (b) any of our indebtedness that is for borrowed money or is evidenced by a bond, note, debenture or similar instrument (other than a trade payable or a current liability arising in the ordinary course of business) and which indebtedness ranks equally in right of payment with the senior debt securities issued under the senior indenture, or (c) any indebtedness of any Guarantor that is for borrowed money or is evidenced by a bond, note, debenture or similar instrument (other than a trade payable or a current liability arising in the ordinary course of business) and which indebtedness ranks equally in right of payment with the Guarantee of such Guarantor, and/or

•	to the purchase by us or any Restricted Subsidiary of property used in our or its respective trade or business.

These provisions will not apply to a Sale and Leaseback Transaction if, at the time such Sale and Leaseback Transaction is entered into, the term of the related lease to us or the applicable Restricted Subsidiary of the property being sold pursuant to such transaction is three years or less. In addition, these provisions will not apply to a Sale and Leaseback Transaction that we and our Restricted Subsidiaries enter into if immediately thereafter the sum of (a) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) of the first paragraph under “— Restrictions on Secured Debt” above and any Secured Debt in relation to which the senior debt securities have been secured equally and ratably (or prior to)) and (b) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1), (2) and (3) of the first sentence, or meeting the requirements set forth in the second sentence, under this caption “— Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of our Consolidated Net Tangible Assets as of such date.

Change in Control Trigger for 9.100% Senior Notes due 2017

Unlike our other senior notes, with respect to our $265.0 million of 9.100% Senior Notes, unless we have exercised our option to redeem the 9.100% Senior Notes by notifying the holders to that effect as described in the 9.100% Senior Notes, if a Change of Control Triggering Event occurs as defined in the terms of such 9.100% Senior Notes, we will be required to make an offer (a “Change of Control Offer”) to each holder of such 9.100% Senior Notes to repurchase all or any part (equal to $1,000 or any integral multiples of $1,000 in excess thereof) of that holder’s 9.100% Senior Notes on the terms set forth therein. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the 9.100% Senior Notes repurchased, plus accrued and unpaid interest, if any, on the 9.100% Senior Notes repurchased up to, but not including, the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, notice will be given to holders of the 9.100% Senior Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the 9.100% Senior Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date that notice is given or, if the notice is given prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs, other than in each case as may be required by law (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all 9.100% Senior Notes or portions of 9.100% Senior Notes properly tendered and not withdrawn pursuant to the terms of the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all 9.100% Senior Notes or portions of 9.100% Senior Notes properly tendered; and

•

deliver or cause to be delivered to the trustee the 9.100% Senior Notes properly tendered and accepted together with an officers’ certificate stating the aggregate principal amount of 9.100% Senior Notes or portions of 9.100% Senior Notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and price and otherwise substantially in compliance with the requirements for an offer made by us and the third party promptly purchases all 9.100% Senior Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any 9.100% Senior Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

If we are required to offer to repurchase the 9.100% Senior Notes upon the occurrence of a Change of Control Triggering Event, we may not have sufficient funds to repurchase the 9.100% Senior Notes in cash at such time. In addition, our ability to repurchase the 9.100% Senior Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the 9.100% Senior Notes.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of 9.100% Senior Notes to require us to repurchase such holder’s 9.100% Senior Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain. In such case, the holders of the 9.100% Senior Notes may not be able to resolve this uncertainty without legal action.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 9.100% Senior Notes as a result of a Change of Control Triggering Event. If the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the 9.100% Senior Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the 9.100% Senior Notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the 9.100% Senior Notes, the following terms apply:

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person (as that term is used in Section 13(d)(3) of the Exchange Act), other than to us or one of our subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3) our consolidation with, or our merger with or into, any person, or any person consolidates with, or merges with or into, us, in either case, pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(5) the adoption by our Board of Directors of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clauses (1) or (2) above if we become a direct or indirect wholly-owned subsidiary of a holding company and (a) the direct or indirect holders of a majority of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of a majority of our Voting Stock immediately prior to that transaction or (b) the shares of our Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for a majority of the Voting Stock of such holding company immediately after giving effect to such transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date the 9.100% Senior Notes were issued, (2) was nominated for election to our Board of Directors with the approval of a committee of the Board of Directors consisting of a majority of independent Continuing Directors or (3) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection by such member to such nomination).

“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s and “BBB-” (or the equivalent) by S&P, or, if applicable, the equivalent investment grade credit rating by any Substitute Rating Agency or Substitute Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s or S&P ceases to rate the 9.100% Senior Notes or fails to make a rating of the 9.100% Senior Notes publicly available for reasons outside of our control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means the rating on the 9.100% Senior Notes is lowered independently by each of the Rating Agencies and the 9.100% Senior Notes are rated below an Investment Grade Rating by each of the Rating Agencies, in each case on any day during the period (which period will be extended so long as either of the Rating Agencies has publicly announced that, as a result of the Change of Control, the rating of the 9.100% Senior Notes is under consideration for a possible downgrade) commencing 60 days prior to the first public announcement of the occurrence of a Change of Control or of our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the Board of Directors of that person.

Consolidation, Merger and Sale of Assets

In addition to the restrictions applicable to the 9.100% Senior Notes, as described above under “Description of Debt Securities — Change in Control Trigger Event for 9.100% Senior Notes due 2017,” each indenture provides that neither we nor any of the Guarantors will, in any transaction or series of related transactions, consolidate or merge with or into any other Person or sell, lease, assign, transfer or otherwise convey all or substantially all its properties and assets to any other Person unless:

•

either (1) we or such Guarantor, as the case may be, shall be the continuing Person (in the case of a merger) or (2) the successor Person (if other than us or such Guarantor, as the case may be) formed by or resulting from the consolidation or merger or to which such properties and assets shall have been sold, leased, assigned, transferred or otherwise conveyed (A) is, in the case of a merger, consolidation or other such transaction involving us, a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and any premium and interest on all the debt securities outstanding under such indenture and the due and punctual performance and observance of all our other obligations under such indenture and the debt securities outstanding thereunder, and which supplemental indenture shall provide for conversion or exchange rights in accordance with the provisions of any debt securities outstanding under such indenture that are convertible or exchangeable into Common Stock or other securities and for the affirmation by all the Guarantors of their Guarantees and other obligations under such indenture, and (B) is, in the case of a merger, consolidation or other such transaction involving a Guarantor, a corporation or other entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and (except in the case of a merger of such Guarantor into, or a sale, lease, assignment, transfer or other conveyance of all or substantially all such Guarantor’s properties and assets to, us) shall expressly assume, by a supplemental indenture, the due and punctual performance and observance of all the Guarantor’s obligations under such indenture (including its Guarantee), and which supplemental indenture shall provide for the affirmation by all the Guarantors of their Guarantees and other obligations under such indenture;

•

immediately after giving effect to such transaction or transactions, no Event of Default under such indenture, and no event that, after notice or lapse of time or both, would become an Event of Default under such indenture, shall have occurred and be continuing; and

•	the trustee shall have received the officers’ certificate and opinion of counsel called for by such indenture.

Upon any consolidation by us or any Guarantor with, or any merger of us or any Guarantor into, any other Person or any sale, assignment, transfer, lease or conveyance of all or substantially all of the properties and assets of ours or any Guarantor to any Person in accordance with the provisions of any indenture described above, the successor Person formed by the consolidation or into which we are or such Guarantor, as the case may be, is merged or to which the sale, lease, assignment, transfer or other conveyance is made shall succeed to, and be substituted for, us or (except in the case of a merger of such Guarantor into, or a sale, lease, assignment, transfer or other conveyance of all or substantially all such Guarantor’s properties and assets to, us) such Guarantor, as the case may be, and may exercise every right and power of ours or (except in the case of a merger of such Guarantor into, or a sale, lease, assignment, transfer or other conveyance of all or substantially all such Guarantor’s properties and assets to, us) such Guarantor, as the case may be, under such indenture with the same effect as if such successor Person had been named as us or such Guarantor, as applicable, therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under such indenture and, in the case of a transaction involving us, the debt securities issued under such indenture or, in the case of a transaction involving a Guarantor, its Guarantee of such debt securities.

Events of Default

An “Event of Default” with respect to the debt securities of any series issued under any indenture is defined as being:

(1) default in payment of any interest on any of the debt securities of that series when due and continuance of such default for a period of 30 days;

(2) default in payment of any principal of, or premium, if any, on any of the debt securities of that series when due (whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise and whether payable in cash or in shares of Common Stock or other securities or property);

(3) default in the deposit of any sinking fund payment or payment under any analogous provision when due with respect to any of the debt securities of that series;

(4) default by us or any Guarantor in the performance of, or breach of, any other covenant or warranty in such indenture or in any debt security of that series (other than a covenant or warranty included in such indenture solely for the benefit of a series of debt securities other than that series) and continuance of that default or breach for a period of 60 days after notice to us by the trustee under such indenture or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding;

(5) a default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) of ours or any of our Significant Subsidiaries, whether such Indebtedness existed on the date of such indenture or shall be created thereafter, if (a) such default results from the failure to pay any such Indebtedness when due (provided that no such failure to pay Indebtedness when due shall be deemed to have occurred so long as we or such Significant Subsidiary, as the case may be, shall be contesting whether such Indebtedness is due in good faith by appropriate proceedings) or as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity and (b) the sum of (x) the principal amount of such Indebtedness plus (y) the aggregate principal amount of all other such Indebtedness in default for failure to pay any such Indebtedness when due or the maturity of which has been so accelerated, equals $20,000,000 or more, individually, or $40,000,000 or more, in the aggregate, without such Indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after notice to us by the trustee under such indenture or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

(6) certain events of bankruptcy, insolvency or reorganization with respect to us or any of our Significant Subsidiaries;

(7) the Guarantee of any Guarantor ceases to be in full force and effect (other than by reason of the release of such Guarantor in accordance with such indenture) or is declared by a court or governmental authority of competent jurisdiction to be null and void or unenforceable or the Guarantee of any Guarantor is found by a court or governmental authority of competent jurisdiction to be invalid or a Guarantor denies its liability under its Guarantee (other than by reason of the release of such Guarantor in accordance with the terms of such indenture); or

(8) any other Event of Default established for the debt securities of that series.

No Event of Default with respect to a series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. Each indenture requires the trustee, within 90 days after the occurrence of a default with respect to the debt securities of any series outstanding under that indenture, to mail notice of such default, if known to the trustee, to all holders of debt securities of that series unless the default has been cured or waived. However, each indenture provides that the trustee may withhold notice to the holders of the debt securities of any series of the occurrence of a default with respect to the debt securities of such series

(except a default in payment of principal or any premium or interest) if the trustee in good faith determines it is in the interest of the holders to do so. As used in this paragraph, the term “default” means any event or condition that is, or with notice or lapse of time or both would be, an Event of Default.

If an Event of Default with respect to the debt securities of any series occurs and is continuing, either the applicable trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal of all the debt securities of that series, and accrued and unpaid interest, if any, thereon, to be due and payable immediately. At any time after the debt securities of any series have been accelerated, but before a judgment or decree based on acceleration has been obtained, the holders of a majority of the aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration.

Each indenture provides that, subject to the duty of the trustee thereunder during a default to act with the required standard of care, such trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of debt securities of any series issued under that indenture unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to the foregoing, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the applicable indenture with respect to the debt securities of that series.

No holder of any debt securities of any series will have any right to institute any proceeding with respect to the indenture under which such debt securities were issued or for any remedy thereunder unless:

(1) such holder previously has given written notice to the trustee under such indenture of a continuing Event of Default with respect to debt securities of that series;

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute such proceeding as trustee, and offered to the trustee reasonable indemnity against costs, expenses and liabilities incurred in compliance with such request;

(3) in the 60-day period following receipt of the notice, request and offer of indemnity referred to above, the trustee has failed to institute any such proceeding; and

(4) during such 60-day period, the trustee has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request.

Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the indentures, the holder of any debt security shall have the right, which is absolute and unconditional, to receive payment of the principal of and any premium or interest on such debt security on the respective dates such payments are due, and to receive any payments required to be made by any Guarantor pursuant to its Guarantee when due, and, in the case of any debt security that is convertible into or exchangeable for other securities or property, to convert or exchange such debt security in accordance with its terms, and to institute suit for the enforcement of any such payment or any such right to convert or exchange, and such right shall not be impaired without the consent of such holder.

We are required to furnish to the trustee annually a statement as to any default in the performance of our obligations under the applicable indenture. Each of the Guarantors also is required to furnish to the trustee annually a statement as to any default in the performance of its obligations under the applicable indenture.

Discharge, Defeasance and Covenant Defeasance

Each indenture provides that, upon our direction, such indenture shall cease to be of further effect with respect to any series of debt securities issued thereunder specified by us (subject to the survival of certain provisions thereof) when:

(1) either (A) all outstanding debt securities of such series have been delivered to the trustee for cancellation (subject to certain exceptions) or (B) all outstanding debt securities of such series have become due and payable, will become due and payable at their stated maturity within one year or are to be called for redemption by us within one year and, in each case, we have deposited with the applicable trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium or interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date thereof, as the case may be;

(2) we have paid all other sums payable under such indenture with respect to the debt securities of such series; and

(3) certain other conditions specified in the indenture are met.

Subject to meeting the conditions described below, we may elect with respect to any series of debt securities either:

(1) to defease and be discharged from any and all obligations with respect to the debt securities of such series (except for, among other things, the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold money for payment in trust) (“defeasance”); or

(2) to be released from our obligations with respect to the debt securities of such series under certain restrictive covenants in the indenture (including, in the case of any series of senior debt securities, the covenants described above under “— Certain Covenants — Restrictions on Secured Debt” and “— Certain Covenants — Restrictions on Sale and Leaseback Transactions”), and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the debt securities of such series (“covenant defeasance”);

in either case upon the irrevocable deposit with the applicable trustee (or other qualifying trustee), in trust for such purpose, of money, or Government Obligations that through the scheduled payment of principal and interest in accordance with their terms will provide money, in an amount sufficient, in the opinion of a nationally recognized firm of public accountants, to pay the principal of and any premium and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be. Upon any defeasance (but not covenant defeasance) of the debt securities of any series, the Guarantors will be released from their Guarantees of the debt securities of that series.

Such defeasance or covenant defeasance with respect to the debt securities of any series shall be effective if, among other things,

(1) it shall not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or is bound;

(2) in the case of defeasance, we shall have delivered to the applicable trustee an opinion of independent counsel stating that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the applicable indenture there has been a change in applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel shall confirm that, the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(3) if the action is taken under the senior subordinated indenture or subordinated indenture, no event or condition exists that, pursuant to the subordination provisions in that indenture, prevents us, or with notice or lapse of time or both would prevent us, from making payments on the debt securities of that series on the date we make the deposit of cash or Government Obligations into trust or at any time during the period ending on and including the 91st day after the date of such deposit into trust;

(4) in the case of covenant defeasance, we shall have delivered to the applicable trustee an opinion of independent counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(5) if the cash and Government Obligations deposited are sufficient to pay the outstanding debt securities of such series, provided such debt securities are redeemed on a particular redemption date, we shall have given the applicable trustee irrevocable instructions to redeem such debt securities on such date.

It shall also be a condition to the effectiveness of such defeasance or covenant defeasance that no Event of Default or event that, with notice or lapse of time or both, would become an Event of Default with respect to the debt securities of such series shall have occurred and be continuing on the date of deposit of cash or Government Obligations into trust and, solely in the case of defeasance, no Event of Default described in clause (6) of the first paragraph under “— Events of Default” above shall have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit into trust.

If we effect covenant defeasance with respect to the debt securities of any series, then any failure by us to comply with any covenant as to which there has been covenant defeasance will not constitute an Event of Default with respect to the debt securities of such series. However, if the debt securities of such series are declared due and payable because of the occurrence of any other Event of Default, the amount of monies and/or Government Obligations deposited with the trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such debt securities at the time of any acceleration resulting from such Event of Default. However, we and the Guarantors would remain liable to make payment of such amounts due at the time of acceleration.

Modification, Waivers and Meetings

Each indenture contains provisions permitting us, the Guarantors and the applicable trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under such indenture that is affected by the modification or amendment, to modify, amend or eliminate any of the provisions of such indenture (including the Guarantees of the debt securities of such series) or of the debt securities of such series or the rights of the holders of the debt securities of such series under such indenture; provided that no such modification or amendment shall, among other things:

•	change the stated maturity of the principal of, or premium, if any, on, or any installment of interest, if any, on any debt securities;

•	reduce the principal amount of any debt securities or any premium on any debt securities;

•	reduce the rate of interest on any debt securities;

•	reduce the amount payable on any debt securities upon redemption thereof by us;

•	change any place where, or the currency in which, any debt securities are payable;

•	impair a holder’s right to institute suit to enforce the payment of any debt securities when due;

•

modify in any manner adverse to holders the obligations of the Guarantors in respect to the due and punctual payment of the principal of, or premium or interest, if any, on any debt securities or release any Guarantor from its obligations under its Guarantee otherwise than in accordance with the terms of such indenture; or

•

reduce the aforesaid percentage of debt securities of any series issued under such indenture the consent of whose holders is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of such indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such debt securities;

without in each such case obtaining the consent of each holder of each outstanding debt security issued under such indenture so affected.

In addition, we may not amend our senior subordinated indenture or our subordinated indenture to alter the subordination of any outstanding debt securities issued under that indenture or any Guarantees of any such debt securities without first obtaining the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected by the amendment.

Each indenture also contains provisions permitting us, the Guarantors and the applicable trustee, without notice to or the consent of the holders of any debt securities issued thereunder, to modify or amend such indenture in order to, among other things:

•	add to the Events of Default or the covenants made by us or the Guarantors for the benefit of the holders of all or any series of debt securities issued under such indenture;

•	to establish the form or terms of debt securities of any series and any related coupons;

•

to cure any ambiguity or correct or supplement any provision therein that may be defective or inconsistent with other provisions therein or to make any other provisions with respect to matters or questions arising under such indenture that shall not adversely affect the interests of the holders of any series of debt securities issued thereunder;

•

to provide for the assumption of our or a Guarantor’s obligations in the case of a merger, consolidation or sale, lease, assignment, transfer or other conveyance of all or substantially all of our or its properties and assets in accordance with the provisions of the indenture;

•	to secure the debt securities;

•	to add Guarantors or to evidence the release of any Guarantor in accordance with the provisions of the indenture;

•	to qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939; or

•

to amend or supplement any provision contained in the indenture, provided that such amendment or supplement does not apply to any outstanding debt securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision.

Each indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive compliance by us and the Guarantors with certain covenants and other provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of or any premium or interest on any debt securities of such series; or in the case of any debt securities that are convertible into or exchangeable for Common Stock or other securities or property, a default in any such conversion or exchange; or in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Each indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the trustee and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with the provisions of the indenture. Except for any consent that must be given by the holder of each outstanding debt security affected thereby, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, other than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the outstanding debt securities of a series, subject to certain exceptions.

In determining whether the holders of the requisite principal amount of the outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under an indenture or are present at a meeting of holders of debt securities for quorum purposes, any debt security of that series owned by us or any Guarantor or any other obligor on such debt securities or the Guarantees of such debt securities or any Affiliate of ours, any Guarantor or such other obligor shall be deemed not to be outstanding.

Applicable Law

The indentures, the Guarantees and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

U.S. Bank National Association is the trustee under the senior indenture. U.S. Bank National Association is one of a number of banks with which we and our subsidiaries maintain ordinary banking relationships. U.S. Bank National Association is trustee under the indenture relating to our outstanding senior subordinated notes. U.S. Bank National Association makes no representations or warranties regarding the securities or the adequacy or accuracy of this prospectus, except as provided herein under “Description of Debt Securities–Concerning the Trustee.”

Certain Definitions

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest rate per annum of the outstanding debt securities of all series outstanding under the applicable indenture at the date of determination, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

“Bankruptcy Laws” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

“Board of Directors” means our board of directors or any committee of that board duly authorized to act generally or in any particular respect for us under the applicable indenture.

“Capital Lease” means with respect to any Person at any date, any lease of property the liability under which, in accordance with generally accepted accounting principles, is required to be capitalized on such Person’s balance sheet or for which the amount of the liability thereunder is required to be disclosed in a note to such balance sheet.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) in or of such Person, including, without limitation, common stock, preferred stock, limited liability company interests and partnership and joint venture interests; provided that, notwithstanding the foregoing, the term “Capital Stock,” as used in the proviso to the definition of “Common Stock,” of any Person means any and all shares, interests, participations or other equivalents (however designated) in or of the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Common Stock” of any Person means all Capital Stock of the Person that is generally entitled to (1) vote in the election of directors of the Person or (2) if the Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of the Person; provided that, notwithstanding the foregoing, the term “Common Stock,” as used in the proviso to the definition of “Subsidiary,” of any Person means all Capital Stock of such Person that is generally entitled to: (1) vote in the election of directors of such Person or (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of KB Home and its Restricted Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

(2) investments in Subsidiaries that are not Restricted Subsidiaries; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Debt” means, with respect to any Person at any date, without duplication, (1) all obligations of such Person for borrowed money, (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (3) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), (4) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (5) all obligations of such Person as lessee under Capital Leases, (6) all Debt of others for the payment of which such Person is responsible or liable as obligor or guarantor and (7) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person.

“Domestic Significant Subsidiary” means, as of any date of determination, a Significant Subsidiary (1) that is organized under the laws of the United States or any state thereof or the District of Columbia and (2) the majority of the assets of which (as reflected on a balance sheet of such Subsidiary prepared in accordance with GAAP) is located in the United States.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto, in each case as amended from time to time.

“Financial Services Subsidiary” means KB HOME Mortgage Company, an Illinois corporation, and any other Subsidiary, if any, engaged in mortgage banking (including mortgage origination, loan servicing, mortgage brokerage and title and escrow businesses), master servicing and related activities, including, without limitation, a Subsidiary which facilitates the financing of mortgage loans and mortgage-backed securities and the securitization of mortgage-backed bonds and other related activities.

“GAAP” and “generally accepted accounting principles” mean, unless otherwise specified with respect to any series of debt securities issued under the applicable indenture, such accounting principles as are generally accepted in the United States as of the date or time of any computation required thereunder; provided that, notwithstanding the foregoing, the term “generally accepted accounting principles,” as used in the subordination provisions of the indentures and in the definition of “Capital Lease,” means generally accepted accounting principles as in effect and implemented by us from time to time.

“Guarantor” or “Guarantors” means, with respect to the debt securities issued under any indenture, (1) KB HOME Coastal Inc., a California corporation; KB HOME Greater Los Angeles Inc., a California corporation; and KB HOME Orlando LLC, a Delaware limited liability company, and (2) any Person that becomes a guarantor of debt securities under such indenture pursuant to the provisions described above under “— Guarantees — Additional Guarantors,” or otherwise enters into a supplemental indenture pursuant to which such Person becomes a guarantor of debt securities under such indenture, but excluding in each case any Person whose Guarantee has been released pursuant to such indenture. If a successor Person replaces any of the Guarantors named in clause (1) of the preceding sentence in accordance with the provisions of the applicable indenture, the term “Guarantor” shall, for purposes of such indenture, thereafter include such successor instead of the Guarantor originally named in such clause (1).

“Indebtedness” means, without duplication, with respect to any Person,

(1) any liability of such Person (A) for borrowed money, or (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (C) for the payment of money relating to a Capitalized Lease Obligation, or (D) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(2) any liability of others described in the preceding clause (1) that such Person has guaranteed or that is otherwise its legal liability;

(3) all Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Interest upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and

(4) any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (1), (2) and (3) above.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

“Non-Recourse Indebtedness” means Indebtedness secured by a Security Interest in or on property to the extent that the liability for such Indebtedness (and any premium, if any, and interest thereon) is limited to the security of such property without liability on our part or on the part of any of our Subsidiaries for any deficiency, including liability by reason of any agreement by us or any of our Subsidiaries to provide additional capital or maintain the financial condition of or otherwise support the credit of the Person incurring such Indebtedness, but provided that obligations or liabilities of ours or our Subsidiaries solely for indemnities, covenants or breaches of warranties, representations or covenants in respect of any Indebtedness will not prevent such Indebtedness from being classified as Non-Recourse Indebtedness.

“Person” means any individual, Corporation, joint venture, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof. As used in the immediately preceding sentence, the term “Corporation” means corporations, partnerships, associations, limited liability companies and other companies, and business trusts. Notwithstanding the foregoing provisions of this paragraph, the term “Person,” as used in the subordination provisions of the indentures, in the definitions of “Capital Lease,” “Debt” and “Trade Payables” and in the proviso to the definitions of “Capital Stock,” “Common Stock” and “Subsidiary,” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Redeemable Capital Stock” means any Capital Stock of any Person that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is required or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the debt securities of any series outstanding under the applicable indenture, or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

“Restricted Subsidiary” means any Subsidiary which is not a Financial Services Subsidiary.

“Sale and Leaseback Transaction” means a sale or transfer made by us or a Restricted Subsidiary (except a sale or transfer made to us or another Restricted Subsidiary) of any property which is either (a) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of our Consolidated Net Tangible Assets as of the date of determination or (b) another property or group of properties (not including model homes) whose book value exceeds 5% of our Consolidated Net Tangible Assets as of the date of determination, in each case if such sale or transfer is made with the agreement, commitment or intention of leasing such property to us or a Restricted Subsidiary.

“Secured Debt” means any Indebtedness which is secured by (i) a Security Interest in or on any of our property or any property of any Restricted Subsidiary or (ii) a Security Interest in or on shares of stock owned directly or indirectly by us or a Restricted Subsidiary in a corporation or in or on equity interests owned by us or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in or on our rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which we or a Restricted Subsidiary has an equity interest; provided that “Secured Debt” shall not include Non-Recourse Indebtedness that is secured exclusively by “land under development,” “land held for future development,” or “improved lots and parcels,” as such categories of assets are determined in accordance with GAAP. The securing in the foregoing manner of any Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

“Securities Act” means the Securities Act of 1933, as amended, or any successor thereto, in each case as amended from time to time.

“Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest.

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation S-X was in effect on June 1, 1996).

“Subject Notes” means, with respect to any series of debt securities issued under an indenture, debt securities of any other series issued under that indenture.

“Subsidiary” means any (1) corporation the majority of the Common Stock of which is owned, directly or indirectly, by us or one or more of our Subsidiaries and (2) entity other than a corporation the majority of the Common Stock of which is owned, directly or indirectly, by us or one or more of our Subsidiaries; provided that, notwithstanding the foregoing, the term “Subsidiary,” as used in the subordination provisions of the indentures and in the definition of “Senior Indebtedness,” of any Person means (a) any corporation at least a majority of the aggregate voting power of the Common Stock of which is owned by such Person, directly or through one or more other Subsidiaries of such Person, and (b) any entity other than a corporation at least a majority of the Common Stock of which is owned by such Person, directly or through one or more other Subsidiaries of such Person.

“Substitute Credit Facility” means any credit facility (as the same may be amended, supplemented or modified from time to time) of ours which is created subsequent to December 18, 2003, so long as we are a borrower under such Substitute Credit Facility.

“Trade Payables” means, with respect to any Person, accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by such Person in the ordinary course of business in connection with the obtaining of materials or services.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 290,000,000 shares of common stock, with 77,005,075 shares of our common stock outstanding on May 31, 2011. Our grantor stock ownership trust held an additional 11,048,044 shares of our common stock on that date, and 27,095,467 shares of our common stock were held in treasury. We are also authorized to issue (i) 25,000,000 shares of special common stock, none of which is outstanding, and (ii) 10,000,000 shares of preferred stock, none of which is outstanding. However, we have reserved 2,900,000 shares of our Series A Participating Cumulative Preferred Stock, which we sometimes refer to as the “rights preferred stock,” for issuance under our stockholder rights plan as described below. At May 31, 2011, our common stock was held by 877 holders of record.

The following summarizes certain provisions of our restated certificate of incorporation and stockholder rights plan. These summaries are not complete and are subject to, and are qualified in their entirety by reference to, our restated certificate of incorporation and stockholder rights plan. We have filed copies of these documents with the SEC and have incorporated them by reference as exhibits to the registration statement of which this prospectus is a part. You should read these documents, which may be obtained as described above under “Where You Can Find More Information.”

Common Stock and Special Common Stock

Voting. Our common stock and special common stock generally have identical rights, except holders of common stock are entitled to one vote per share while holders of our special common stock are entitled to one-tenth of a vote per share on all matters to be voted on by stockholders and except that holders of our special common stock have the conversion rights described below. Holders of common stock and special common stock are not entitled to cumulate their votes in the election of directors. Generally all matters to be voted on by stockholders must be approved by a majority of the combined voting power of the outstanding shares of common stock and special common stock, voting together as a single class, subject to any voting rights of holders of any outstanding preferred stock. Any amendments to our restated certificate of incorporation generally must be approved by a majority of the combined voting power of all shares of common stock and special common stock, voting together as a single class. However, an amendment that adversely affects the rights of the common stock or special common stock must be approved by a majority of the votes entitled to be cast by holders of the affected class, voting as a separate class, in addition to the approval of a majority of the votes entitled to be cast by the holders of the common stock and special common stock voting together as a single class.

Preemptive Rights; Conversion. Our common stock and special common stock have no preemptive rights, and neither provides for redemption. Our common stock is not convertible into any other securities. If we make a tender or exchange offer for shares of our common stock or if another person makes a tender offer for our common stock, each share of special common stock will be convertible at the option of the holder into one share of common stock solely to enable those shares of common stock to be tendered pursuant to that offer. Each share of special common stock converted into common stock and not purchased pursuant to that offer will be automatically reconverted into one share of special common stock. All our outstanding shares of common stock are fully paid and nonassessable and shares of our special common stock, if issued, will be fully paid and nonassessable.

Dividends. Subject to any prior dividend rights of our outstanding preferred stock, if any, holders of our common stock and special common stock may receive dividends and distributions from funds legally available for dividends in the discretion of our board of directors. Holders of common stock and special common stock will share equally in all dividends and distributions on a per share basis. If we pay dividends or other distributions in capital stock other than preferred stock (including stock splits), only shares of common stock will be distributed with respect to common stock and only shares of special common stock will be distributed with respect to special common stock, in each case in an amount per share equal to the amount per share distributed with respect to the common stock or the special common stock, as the case may be. If we combine or reclassify our common stock or special common stock, the shares of each such class will be combined or reclassified so as to retain the proportionate interest of each class after giving effect to the combination or reclassification.

Distributions on Liquidation. The common stock and special common stock are entitled to share pro rata in any distribution upon our liquidation, dissolution or winding up, after payment or provision for our liabilities and after giving effect to any liquidation preference of any preferred stock.

Reorganization, Consolidation or Merger. If we reorganize, consolidate or merge, each holder of a share of common stock will receive the same kind and amount of property that a holder of a share of special common stock receives, and each holder of a share of special common stock will receive the same kind and amount of property receivable by a holder of common stock.

Preferred Stock

We are authorized to issue preferred stock in one or more series with the designations, rights, preferences and limitations determined by our board of directors, including the consideration to be received for the preferred stock, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, mandatory retirement provisions, conversion rights and voting rights, all without any stockholder approval.

If we issue preferred stock with voting rights, it could make it more difficult for a third party to acquire control of us and could adversely affect the rights of holders of common stock and special common stock. Preferred stockholders typically are entitled to satisfaction in full of specified dividend and liquidation rights before any payment of dividends or distribution of assets on liquidation can be made to holders of common stock or special common stock. Also, any voting rights granted to our preferred stock may dilute the voting rights of our common stock and special common stock. Under some circumstances, control of us could shift from the holders of common stock to the holders of preferred stock with voting rights. Certain fundamental matters requiring stockholder approval (such as mergers, sale of assets, and certain amendments to our restated certificate of incorporation) may require approval by the separate vote of the holders of preferred stock in addition to any required vote of the common stock and special common stock.

Stockholder Rights Plan

On January 22, 2009, we adopted a Rights Agreement between us and Mellon Investor Services LLC, as rights agent, dated as of that date (the “2009 Rights Agreement”), and declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock that was payable to stockholders of record as of the close of business on March 5, 2009. Subject to the terms, provisions and conditions of the 2009 Rights Agreement, if these rights become exercisable, each right would initially represent the right to purchase from us 1/100th of a share of our Series A Participating Cumulative Preferred Stock for a purchase price of $85.00 (the “Purchase Price”). If issued, each fractional share of preferred stock would generally give a stockholder approximately the same dividend, voting and liquidation rights as does one share of our common stock. However, prior to exercise, a right does not give its holder any rights as a stockholder, including without limitation any dividend, voting or liquidation rights. The rights will not be exercisable until the earlier of (i) 10 calendar days after a public announcement by us that a person or group has become an Acquiring Person (as defined under the 2009 Rights Agreement) and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group if upon consummation of the offer the person or group would beneficially own 4.9% or more of our outstanding common stock.

Until these rights become exercisable (the “Distribution Date”), common stock certificates will evidence the rights and may contain a notation to that effect. Any transfer of shares of our common stock prior to the Distribution Date will constitute a transfer of the associated rights. After the Distribution Date, the rights may be transferred other than in connection with the transfer of the underlying shares of our common stock. If there is an Acquiring Person on the Distribution Date or a person or group becomes an Acquiring Person after the Distribution Date, each holder of a right, other than rights that are or were beneficially owned by an Acquiring

Person, which will be void, will thereafter have the right to receive upon exercise of a right and payment of the Purchase Price, that number of shares of our common stock having a market value of two times the Purchase Price. After the later of the Distribution Date and the time we publicly announce that an Acquiring Person has become such, our board of directors may exchange the rights, other than rights that are or were beneficially owned by an Acquiring Person, which will be void, in whole or in part, at an exchange ratio of one share of common stock per right, subject to adjustment.

At any time prior to the later of the Distribution Date and the time we publicly announce that an Acquiring Person becomes such, our board of directors may redeem all of the then-outstanding rights in whole, but not in part, at a price of $0.001 per right, subject to adjustment (the “Redemption Price”). The redemption will be effective immediately upon the board of directors’ action, unless the action provides that such redemption will be effective at a subsequent time or upon the occurrence or nonoccurrence of one or more specified events, in which case the redemption will be effective in accordance with the provisions of the action. Immediately upon the effectiveness of the redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price, with interest thereon. The rights issued pursuant to the 2009 Rights Agreement will expire on the earliest of (a) the close of business on March 5, 2019, (b) the time at which the rights are redeemed, (c) the time at which the rights are exchanged, (d) the time at which our board of directors determines that Article Ninth in our restated certificate of incorporation is no longer necessary, and (e) the close of business on the first day of a taxable year of us to which our board of directors determines that no tax benefits may be carried forward. At our annual meeting of stockholders on April 2, 2009, our stockholders approved the 2009 Rights Agreement.

Article Ninth of Our Restated Certificate of Incorporation

Article Ninth of our restated certificate of incorporation contains provisions designed to restrict direct and indirect transfers of our common stock if such transfers will affect the percentage of stock owned by any stockholder or relevant group of stockholders who are deemed to own at least 5% or more of our common stock under Section 382 of the Internal Revenue Code, including transfers where the effect would be to increase the direct or indirect ownership of our common stock by any person or relevant group from less than 5% to 5% or more, and transfers where the effect would be to increase the percentage of our common stock owned directly or indirectly by a person or relevant group owning or deemed to own 5% or more of our common stock. Subject to certain conditions, Article Ninth also prohibits any person or relevant group deemed to own 5% or more of our common stock from disposing of any shares of our common stock without the express consent of our board of directors. Any direct or indirect transfer of our common stock attempted in violation of the provisions of Article Ninth is deemed void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of our common stock would terminate simultaneously with the attempted transfer), and the purported transferee (or, in the case of an indirect transfer, the direct owner) would not be recognized as the owner of the subject shares for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares of our common stock, or, in the case of options, receiving the underlying common stock in respect of the exercise of such options. In addition to a prohibited transfer being void as of the date it is attempted, upon demand, the purported transferee must transfer the subject common stock to our agent along with any dividends or other distributions paid with respect to such common stock. Our agent is required to sell such common stock in an arms’ length transaction (or series of transactions) that do not constitute a violation of Article Ninth. The net proceeds of any such sale, together with any other distributions with respect to the subject common stock received by our agent, after deduction of the agent’s costs, will be distributed first to the purported transferee in an amount, if any, up to the cost incurred by the purported transferee to acquire the subject common stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the subject common stock is sold by the purported transferee, such person will be treated as having sold such common stock on behalf of our agent and will be required to remit all proceeds to our agent, except to the extent we grant written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such common stock.

Additional Provisions of Our Restated Certificate of Incorporation

We have adopted certain defensive measures, including restricting stockholders’ ability to call special meetings of stockholders, implementing our stockholder rights plan and amending our restated certificate of incorporation to provide that Section 203 of the Delaware General Corporation Law shall apply to us. In addition, our restated certificate of incorporation prohibits stockholder action by written consent.

These defensive measures could require a potential acquiror of us to pay a higher price than might otherwise be the case or to obtain the approval of a larger percentage of our stockholders than might otherwise be the case. These measures may also discourage a proxy contest or make it more difficult to complete a merger involving us, or a tender offer, open-market purchase program or other purchase of our shares, in circumstances that would give our stockholders the opportunity to realize a premium over the then-prevailing market prices for their shares.

Section 203 of the Delaware General Corporation Law

As a Delaware corporation, we are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Under Section 203, if a person or group acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) without prior board of directors approval, the interested stockholder may not, for a period of three years, engage in a wide range of business combination transactions with the corporation. However, this restriction does not apply to a person who becomes an interested stockholder in a transaction resulting in the interested stockholder owning at least 85% of the corporation’s voting stock (excluding from the outstanding voting stock, shares held by persons who are directors and also officers and shares held pursuant to employee stock plans without confidential tender offer decisions), or to a business combination approved by our board of directors and authorized by the affirmative vote of a least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. In addition, Section 203 does not apply to certain business combinations proposed subsequent to the public announcement of specified business combination transactions which are not opposed by our board of directors.

Transfer Agent

As of the date of this prospectus, the transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued independently or together with our debt securities, preferred stock, depositary shares or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

The prospectus supplement relating to a particular issue of warrants to purchase debt securities, preferred stock, depositary shares or common stock will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities, preferred stock, depositary shares or common stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

•	if applicable, the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•

if applicable, the number of shares of preferred stock, common stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock as specified in the applicable prospectus supplement and/or free writing prospectus. We may offer depositary shares rather than offering fractional shares of preferred stock of any series. Subject to the terms of the applicable deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and, if applicable, dividend disbursing agent for the depositary shares. We anticipate that we will enter into a separate deposit agreement for the depositary shares representing fractional interests in preferred stock of each series.

Holders of depositary receipts will be deemed to agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The following is a summary of selected terms of the depositary shares and the related depositary receipts and deposit agreement. The deposit agreement, the depositary receipts, our restated certificate of incorporation and the certificate of designation for the applicable series of preferred stock that have been, or will be, filed with the SEC will set forth all of the terms relating to each issue of depositary shares. To the extent that any particular terms of any depositary shares or the related depositary receipts or deposit agreement described in a prospectus supplement or free writing prospectus differ from any of the terms described below, then the terms described below will be deemed to have been superseded by the applicable terms described in that prospectus supplement or free writing prospectus. The following summary of selected provisions of the depositary shares and the related depositary receipts and deposit agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the applicable depositary receipts and deposit agreement, including terms defined in those documents.

Immediately following our issuance of shares of a series of preferred stock that will be offered as depositary shares, we will deposit the shares of preferred stock with the applicable depositary, which will then issue and deliver the depositary receipts. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends

The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the securities or property and distributing the net proceeds to the holders.

The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Liquidation Preference

If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If the series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or ratably as the depositary will decide.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon redemption and any moneys or other property to which the holders of the depositary shares were entitled upon the redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts representing the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares are entitled, upon surrender of depositary receipts at the applicable office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. After the withdrawal of shares of preferred stock as described in the preceding sentence, the holders of those shares of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for those shares of preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed; or

•

there has been a final distribution relating to the preferred stock in connection with our liquidation, dissolution or winding up, and that distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares and receipts, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

Reports to Holders

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the applicable office of the depositary — and at other places as it thinks is advisable — any reports and communications we deliver to the depositary as the holder of preferred stock.

Liability and Legal Proceedings

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States and must have a combined capital and surplus of at least $150,000,000.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock, depositary shares, debt obligations of third parties, including United States Treasury securities, any other securities described in the applicable prospectus supplement or free writing prospectus or any combination of the foregoing, which may secure the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in some circumstances we may deliver newly issued prepaid common stock purchase contracts, which are referred to as “prepaid securities,” upon release to a holder of any collateral securing that holder’s obligations under the original purchase contract. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement or free writing prospectus will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, prepaid securities. This description is not complete and the description in the applicable prospectus supplement or in the applicable free writing prospectus will not necessarily be complete, and reference is made to the stock purchase contracts, and, if applicable, collateral or depositary agreements, relating to the stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in an applicable prospectus supplement or free writing prospectus differ from any of the terms described herein, then the terms described herein will be deemed to have been superseded by that prospectus supplement or free writing prospectus. Selected United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts may also be discussed in the applicable prospectus supplement or free writing prospectus.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of those methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Munger, Tolles & Olson LLP, our outside counsel, will issue to us an opinion about the validity of the offered securities.

EXPERTS

The consolidated financial statements of KB Home appearing in KB Home’s Annual Report (Form 10-K) for the year ended November 30, 2010, and the effectiveness of KB Home’s internal control over financial reporting as of November 30, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.